UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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RENAISSANCERE HOLDINGS LTD.

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RENAISSANCERE HOLDINGS LTD.

Renaissance House

12 Crow Lane

Pembroke HM 19 Bermuda

April 5, 2013

Dear Shareholder:

You are cordially invited to attend the 2013 Annual General Meeting of Shareholders of RenaissanceRe Holdings Ltd. to be held on May 15, 2013, at 9:00 a.m., Atlantic Daylight Time, at Renaissance House, 12 Crow Lane, Pembroke HM 19, Bermuda.

The Proxy Statement provides you with detailed information regarding the business to be considered at the meeting. Please read it carefully.

Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials principally by notifying you of the availability and location at which you can access our proxy materials on the internet. We believe this allows us to efficiently provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual General Meeting.

Your vote is important to us regardless of the size of your holding. To ensure your shares are represented at the meeting, whether or not you plan to attend the meeting in person, we urge you to vote your shares as soon as possible. Voting instructions can be found in the Q&A section of the Proxy Statement.

Thank you for your continued support of RenaissanceRe.

Sincerely,

Ralph B. Levy Chairman of the Board of Directors	Neill A. Currie Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be Held on May 15, 2013

Notice is hereby given that our 2013 Annual General Meeting of Shareholders (the “Annual Meeting”) will be held at Renaissance House, 12 Crow Lane, Pembroke, Bermuda on May 15, 2013, at 9:00 a.m., Atlantic Daylight Time, for the following purposes:

1.	To elect one Class II director to serve until our 2015 Annual Meeting and to elect four Class III directors to serve until our 2016 Annual Meeting;

2.	To conduct a non-binding advisory vote to approve the compensation of our named executive officers; and

3.	To appoint the firm of Ernst & Young Ltd., an independent registered public accounting firm, to serve as our auditors for the 2013 fiscal year until our 2014 Annual Meeting, and to refer the determination of the auditors’ remuneration to the Board of Directors.

At the Annual Meeting, shareholders will receive the report of our independent auditors and our financial statements for the year ended December 31, 2012, and may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 15, 2013 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

Stephen H. Weinstein

Corporate Secretary

RENAISSANCERE HOLDINGS LTD.

Renaissance House 12 Crow Lane Pembroke HM 19 Bermuda

ANNUAL GENERAL MEETING OF SHAREHOLDERS May 15, 2013

GENERAL INFORMATION

Q:	Why am I receiving these materials?

A:	You are receiving these materials because you were a shareholder of RenaissanceRe Holdings Ltd. (“RenaissanceRe” or the “Company”) as of March 15, 2013 (the “Record Date”), and are entitled to attend and vote at the Annual Meeting to be held at Renaissance House, 12 Crow Lane, Pembroke, Bermuda on May 15, 2013, at 9:00 a.m., Atlantic Daylight Time, or any postponement or adjournment thereof.

This proxy statement (this “Proxy Statement”) summarizes the information you need to know to vote at the Annual Meeting. The notice regarding the availability of proxy materials (the “Notice”), this Proxy Statement, the Notice of Annual General Meeting, and the proxy card are first being made available to shareholders on or about April 5, 2013. We have made available with this Proxy Statement our Annual Report to Shareholders, although the Annual Report should not be deemed to be part of this Proxy Statement.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials?

A:	Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC” or the “Commission”) and applicable Bermuda law, we are providing access to our proxy materials over the internet. Accordingly, we are sending the Notice to holders of our common shares, par value $1.00 per share. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice (the “Internet”) or request to receive a printed set of the proxy materials, as described below.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice provides you with instructions regarding how to:

•	Access (for viewing and/or printing purposes) our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	How can I receive a printed copy of the proxy materials?

A:	The Notice provides you with instructions regarding how to:

•	Request a printed copy of our proxy materials for the Annual Meeting; and

•	Instruct us to send printed copies of our future proxy materials to you by mail.

If you choose to receive future proxy materials by mail, your election to receive proxy materials by mail will remain in effect until you terminate it.

Q:	What will I be voting on at the Annual Meeting?

A:	You will be voting on three items (collectively, the “Proposals”):

1.	To elect one Class II director to serve until our 2015 Annual Meeting and to elect four Class III directors to serve until our 2016 Annual Meeting (the “Board Nominees Proposal”);

2.	To conduct a non-binding advisory vote to approve the compensation of our Chief Executive Officer, our Chief Financial Officer, and each of the three remaining most highly compensated executive officers during the 2012 fiscal year (collectively, the “Named Executive Officers”) (the “Say on Pay Proposal”); and

3.	To appoint the firm of Ernst & Young Ltd., an independent registered public accounting firm, to serve as our auditors for the 2013 fiscal year until our 2014 Annual Meeting, and to refer the determination of the auditors’ remuneration to the Board of Directors (the “Board”) (collectively, the “Auditors Proposal”).

Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

Q:	What are the voting recommendations of the Board?

A:	The Board recommends the following votes:

1.	“FOR” the Board Nominees Proposal

2.	“FOR” the Say on Pay Proposal

3.	“FOR” the Auditors Proposal

Q:	Who is entitled to vote?

A:	The Board has set March 15, 2013 as the record date for the Annual Meeting. If you were the beneficial owner of common shares held in street name, or a shareholder of record with respect to our common shares at the close of business on the Record Date, you are entitled to notice of, and may vote at, the Annual Meeting. The common shares are our only class of equity securities outstanding and entitled to vote at the Annual Meeting.

Q:	What is the quorum requirement?

A:	As of March 15, 2013, 44,510,091 common shares were issued and outstanding. The presence of two persons in person and throughout the meeting representing, in person or by proxy, more than 50% of the common shares outstanding and entitled to vote on the matters to be considered at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting.

Q:	Who is soliciting my proxy?

A:	Your proxy is being solicited by the Board. MacKenzie Partners is acting as the solicitation agent on behalf of the Board. See “Who pays the costs of soliciting proxies?” below. The persons named in the proxy card have been designated as proxies by the Board. Such persons designated as proxies are officers of RenaissanceRe.

Q:	Who pays the costs of soliciting proxies?

A:

The Company will bear the cost of solicitation of proxies. We have engaged the firm of MacKenzie Partners to assist in the solicitation of proxies for a fee of $10,000, plus the reimbursement of certain expenses.

Further solicitation may be made by our directors, officers, and employees personally, by telephone, Internet, or otherwise, but such persons will not be specifically compensated for such services. We may also solicit, through bankers, brokers, or other persons, proxies from beneficial holders of the common shares. Upon request, we will reimburse brokers, dealers, banks, or similar entities for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of common shares which such persons hold of record.

Q:	What is the difference between holding common shares as a shareholder of record and as a beneficial owner of common shares held in street name?

A:	Shareholder of Record. If your common shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you by Broadridge Financial Solutions, Inc., the Company’s tabulation agent and Inspector of Election (our “Inspector of Election”).

Beneficial Owner of Common Shares Held in Street Name. If your common shares are held in an account at a brokerage firm, bank, broker-dealer, or similar organization, then you are the beneficial owner of common shares held in street name, and the Notice should have been forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner of common shares held in street name, you have the right to direct that organization on how to vote the common shares held in your account.

Q:	If I am a shareholder of record of common shares, how do I vote?

A:	If you are a shareholder of record, you may vote in person at the Annual Meeting, in which case we will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy in accordance with the following instructions:

•	You may vote by proxy over the Internet by following the instructions provided in the Notice; or

•	If you requested printed copies of the proxy materials by mail, you must either:

1.	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage paid envelope; or

2.	vote by Internet (instructions are on the proxy card).

Q:	If I am a beneficial owner of common shares held in street name, how do I vote?

A:	If you are a beneficial owner of common shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain and produce at the Annual Meeting a valid proxy from the organization that holds your common shares along with valid identification. We will give you a ballot when you arrive.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you have the right to direct your brokerage firm, bank, broker-dealer, or similar organization on how to vote the common shares held in your account. Please refer to the voting instructions provided by such organization for directions as to how to vote the common shares that you beneficially own.

Q:	What does it mean if I receive more than one Notice or set of printed proxy materials?

A:	Generally, it means that you hold common shares registered in more than one account. To ensure that all of your shares are voted, please vote in the manner described above with respect to each Notice or in the proxy card accompanying the proxy materials.

Q:	What happens if I do not give specific voting instructions?

A:	Shareholder of Record. If you are a shareholder of record and you:

•	indicate when voting on the Internet that you wish to vote as recommended by our Board; or

•	if you sign and return a proxy card without giving specific voting instructions,

then the proxies will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxies may determine in their discretion with respect to any other matters properly presented for a vote at the meeting. Abstentions will be counted for purposes of determining whether a quorum is present but will not otherwise be counted.

Beneficial Owner of Common Shares Held in Street Name. If you are a beneficial owner of common shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. See “Which Proposals are considered ‘routine’ or ‘non-routine’?” below. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter at least ten (10) days before the Annual Meeting, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular non-routine matter, broker non-votes (like abstentions) will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided by that organization.

Q:	Which Proposals are considered “routine” or “non-routine”?

A:	Under the rules of the New York Stock Exchange (the “NYSE”), (i) Proposal 1 (Board Nominees Proposal) and Proposal 2 (Say on Pay Proposal) are non-routine matters, and (ii) Proposal 3 (Auditors Proposal) is a routine matter.

Q:	May I change my vote after I have submitted a proxy or otherwise instructed how my shares are to be voted?

A:	Yes. You may change your vote or revoke your proxy at any time before your proxy is voted at the Annual Meeting. You may vote again on a later date by following the same procedures by which you submitted your original vote, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked. Your latest vote or proxy, however submitted, will be counted. If you wish to change your vote or revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

Q:	Am I entitled to appraisal rights?

A:	The Board has not proposed for consideration at the Annual Meeting any transaction for which the laws of Bermuda grant appraisal rights to shareholders.

Q:	How does the voting take place at the Annual Meeting?

A:

The nominees for election to serve as a Class II or Class III director, respectively, at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors up to the maximum number of directors for such Class (one for Class II; four for Class III) to be chosen at the Annual Meeting. This is called plurality voting. The rules of the NYSE do not permit your bank, broker or other nominee to vote your shares on proposals that are not considered routine. When a proposal is not a routine matter and your bank, broker or other nominee has not received your voting instructions with respect to that proposal, your bank, broker or other nominee cannot vote your shares on that proposal. This generally is referred to as a broker non-vote. Your bank, broker or other nominee may not vote your shares with respect to (i) the Board Nominees Proposal or (ii) the Say on Pay Proposal in the absence of your specific instructions as to how to vote with respect to each of these matters because, under the rules of the NYSE, these matters are considered to be non-routine matters. For routine matters unless your proxy indicates otherwise, the persons named as your proxies will vote your shares according to the recommendation of the Board. All Proposals (other than the Board Nominees Proposal) require the affirmative “FOR” vote of a majority of the votes cast at the Annual Meeting. The vote on the Say on Pay Proposal is not binding on the Board or the Company. A hand vote will be taken unless a poll is requested pursuant to the Amended and Restated Bye-laws of the Company (the “Bye-laws”).

Q:	How many votes do I have?

A:	Each of our common shares entitles its holder to one vote on each matter that is voted upon at the Annual Meeting or any adjournments thereof, subject to certain provisions of our Bye-laws that reduce the total voting power of any shareholder owning, directly or indirectly, beneficially or otherwise, as described in our Bye-laws, more than 9.9% of the common shares to not more than 9.9% of the total voting power of our capital stock unless otherwise waived at the discretion of the Board. In addition, the Board may limit a shareholder’s voting rights where the Board deems it necessary to do so to avoid adverse tax, legal, or regulatory consequences.

The reduction of such voting power may have the effect of increasing another shareholder’s voting power to more than 9.9%, thereby requiring a corresponding reduction in such other shareholder’s voting power.

Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, we request that any holder of common shares with reason to believe that it is a shareholder whose common shares carry more than 9.9% of the voting power of RenaissanceRe contact us promptly so that we may determine whether the voting power of such holder’s common shares should be reduced. The Board is empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of common shares, the names of persons having beneficial ownership of the shareholder’s common shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of common shares attributable to any person. The Board may disregard the votes attached to common shares of any holder who fails to respond to such a request or who, in its judgment, submits incomplete or inaccurate information. The Board retains the discretion to make such final adjustments that it considers fair and reasonable in all circumstances as to the aggregate number of votes attaching to the common shares of any shareholder to ensure that no shareholder’s voting power is more than 9.9% of the total voting power of our capital stock at any time.

These restrictions may be waived by the Board in its sole discretion. To date, the Board has never granted such a waiver.

Q:	What else will happen at the Annual Meeting?

A:	At the Annual Meeting, the only other item currently on the agenda is for the shareholders to receive the report of our independent auditors and our financial statements for the year ended December 31, 2012.

Q:	Where can I find the voting results of the Annual Meeting?

A:	The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by our Inspector of Election and published on a Form 8-K filed within four business days following the Annual Meeting.

Q:	How can I communicate with RenaissanceRe’s Board?

A:	Our Board encourages any shareholder or other interested party who is interested in communicating directly with the Board, any committee of the Board, or our non-management directors as a group to do so by addressing the communication in care of our Corporate Secretary with a request to forward the communication to the intended recipient. Any such communications properly addressed to the Corporate Secretary will be forwarded to the intended recipient unopened. Shareholders can send communications electronically by clicking on “secretary@renre.com” under “Contact Us—Legal or Corporate Information” at our website located at www.renre.com or by mail to: RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton HM GX, Bermuda, Attn: Corporate Secretary.

DIRECTORS AND EXECUTIVE OFFICERS OF RENAISSANCERE

The table below sets forth the names, ages, and titles of the executive officers, directors, and nominees for director of RenaissanceRe as of March 15, 2013. The executive officers provide functional oversight of the Company’s business units and have primary responsibility for setting Company policy and decision-making authority. The executive officers consist of the Chief Executive Officer, President and Global Chief Underwriting Officer, the Chief Financial Officer, the Chief Administrative Officer, the Chief Risk Officer, the General Counsel and the Chief Accounting Officer.

Name	Age	Position
Ralph B. Levy	67	Non-Executive Chairman of the Board of Directors
Neill A. Currie	60	Chief Executive Officer and Director
Kevin J. O’Donnell	46	President and Global Chief Underwriting Officer
Peter C. Durhager	42	Executive Vice President and Chief Administrative Officer of RenaissanceRe and President of RenaissanceRe Services Ltd.
Jeffrey D. Kelly	59	Executive Vice President and Chief Financial Officer
Ian D. Branagan	45	Senior Vice President and Chief Risk Officer
Stephen H. Weinstein	44	Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer
Mark A. Wilcox	45	Senior Vice President, Chief Accounting Officer and Corporate Controller
David C. Bushnell	58	Director
Thomas A. Cooper(1)	76	Director
James L. Gibbons	49	Director
Brian G. J. Gray(1)	50	Nominee for Director
Jean D. Hamilton	66	Director
Henry Klehm III	54	Director
W. James MacGinnitie	74	Director
Anthony M. Santomero	66	Director
Nicholas L. Trivisonno	65	Director
Edward J. Zore	67	Director

(1)	As described in detail below, Mr. Gray is nominated to fill the vacancy created by the retirement of Mr. Cooper from the Board, each to occur in conjunction with the Annual Meeting.

Ralph B. Levy has served as one of our directors since August 2007 and as Non-Executive Chairman of the Board since May 2011. Mr. Levy is a Class III director. In January 2012, Mr. Levy joined JAMS as an Atlanta office arbitration and mediation neutral panel member. In 2011, Mr. Levy retired from his position as a Senior Partner in the Atlanta headquarters office of the law firm King & Spalding LLP, which he joined in 1974 and where he served as Managing Partner from 1993 to 1999. Mr. Levy is a former chairman (2004 to 2006) and served through June 2012 as a member of the Board of Directors of the Attorneys’ Liability Assurance Society (Bermuda) Ltd., a Bermuda-based mutual insurance company, which reinsures professional liability and management liability coverages written by its U.S. subsidiary, Attorneys’ Liability Assurance Society, Inc., on whose Board of Directors Mr. Levy also served during such time. Mr. Levy served as a military trial lawyer and judge in the U.S. Navy Judge Advocates General’s Corp from 1971 to 1974.

Neill A. Currie has served as our Chief Executive Officer and as a director since November 2005. Mr. Currie is a Class II director. Mr. Currie was a co-founder of RenaissanceRe in 1993 and served as a Senior Vice President until he retired from the Company in 1997. Mr. Currie served as President of RenaissanceRe from November 2005 until November 2012, having re-joined RenaissanceRe in July 2005 as an Executive Vice President responsible for our specialty reinsurance business. Mr. Currie served as a director of Platinum

Underwriters Holdings, Ltd. from May 2003 until July 2005. Prior to co-founding RenaissanceRe in 1993, Mr. Currie was Chief Executive Officer of G.J. Sullivan Co.—Atlanta, a private domestic reinsurance broker. From 1982 through 1992, Mr. Currie served as Senior Vice President at R/I and G.L. Hodson, predecessors to Willis Group Holdings Ltd.

Kevin J. O’Donnell has served as our President since November 2012 and as our Global Chief Underwriting Officer since January 2010. Mr. O’Donnell previously served as an Executive Vice President from January 2010, as our Senior Vice President—Reinsurance from November 1999 and as the President of Renaissance Reinsurance Ltd. since November 2005. Previously, Mr. O’Donnell served as a Vice President of RenaissanceRe from February 1998 and as Assistant Vice President—Underwriting from 1996. From 1995 to 1996, Mr. O’Donnell was Vice President of Centre Financial Products Ltd. From 1993 to 1995, Mr. O’Donnell was an underwriter in SCOR US’s Alternative Markets operations.

Peter C. Durhager, Executive Vice President and Chief Administrative Officer, has served with us since June 2003 and as President of RenaissanceRe Services Ltd. since March 2004. Mr. Durhager is responsible for RenaissanceRe’s Global Shared Services division, including Human Resources & Organizational Development, Marketing, Operations, Information Technology, and Administration. Prior to his employment at RenaissanceRe, Mr. Durhager was a co-founder and Vice Chairman, President and Chief Operating Officer of Promisant Holdings Ltd. from January 2000 to February 2003. Prior to that, Mr. Durhager was Chairman and CEO of Logic Communications Ltd. from January 1996 until December 1999. From 1997 to 1999, he served as President and CEO of Millennium International Limited, a Bermuda-based internet and advanced data communications services company.

Jeffrey D. Kelly has served as our Executive Vice President and Chief Financial Officer since July 2009. Prior to joining RenaissanceRe, Mr. Kelly served as Chief Financial Officer of National City Corporation from 2000 until his retirement from National City Corporation in 2008. Mr. Kelly had also served in the additional post of Vice Chairman of National City Corporation from 2004. In October 2012 Mr. Kelly was reelected as a member of the Board of Directors of The Progressive Corporation, on which he previously served from 2000 until August 2009.

Ian D. Branagan, Senior Vice President, has served as our Chief Risk Officer since February 2009 and as the Head of Group Risk Modeling since 2005. Mr. Branagan joined the Company in 1998 to open the Company’s Dublin office, later relocating to Bermuda with additional responsibilities for underwriting risk and modeling across the Company’s (re)insurance operations. From August 1996 to December 1998, Mr. Branagan led the international activities of Applied Insurance Research Inc. (“AIR”), which included the development and marketing of AIR’s catastrophe models and tools. Prior to joining AIR, Mr. Branagan worked in the London market at DP Mann Limited, developing pricing and risk analytics from November 1992 to August 1996.

Stephen H. Weinstein, Senior Vice President since August 2005, has served with us as General Counsel and Corporate Secretary since joining RenaissanceRe in January 2002 and as Chief Compliance Officer since January 2004. From January 2002 to August 2005, Mr. Weinstein also served as a Vice President of RenaissanceRe. Prior to joining RenaissanceRe, Mr. Weinstein specialized in corporate law as an attorney at Willkie Farr & Gallagher LLP.

Mark A. Wilcox has served as our Senior Vice President and Chief Accounting Officer since March 2006 and as our Corporate Controller since April 2005. Prior to this, Mr. Wilcox served as our Vice President and Internal Auditor from August 2003. Prior to joining RenaissanceRe, Mr. Wilcox worked for PricewaterhouseCoopers LLP from 1997 until 2003, where he was Senior Manager of Audit and Business Advisory Services within the firm’s Insurance Practice. From 1991 through 1995, Mr. Wilcox worked in commercial banking for Bank of America Corporation (formerly NCNB). Mr. Wilcox is a Certified Public Accountant and a Chartered Financial Analyst.

David C. Bushnell has served as one of our directors since May 2008. Mr. Bushnell is a Class I director. Mr. Bushnell has served as the principal of Bushnell Consulting, a financial services consulting firm, since January 2008. Mr. Bushnell retired from Citigroup Inc. (“Citigroup”) in December 2007, after 22 years of service. Mr. Bushnell served as the Senior Risk Officer of Citigroup from 2003 through December 2007 and as Chief Administrative Officer from September 2007 through December 2007. Following his retirement from Citigroup, Mr. Bushnell served as a consultant to Citigroup until December 31, 2008. Previously, Mr. Bushnell worked for Salomon Smith Barney Inc. (later acquired by Citigroup) and its predecessors in a variety of positions, including as a managing director and Chief Risk Officer. In September 2011, Mr. Bushnell was appointed Chief Risk Officer of Cordia Bancorp (“Cordia”), a publicly held company. Mr. Bushnell was named the acting Chief Financial Officer of Cordia in October 2012. Mr. Bushnell was previously appointed to the Board of Directors of Bank of Virginia, which was formerly a publicly held company until its merger with Cordia in March 2013.

Thomas A. Cooper, who has served as one of our directors since August 1996 will retire in connection with the Annual Meeting. Mr. Cooper is a Class II director. Mr. Cooper has served as Chairman and Chief Executive Officer of TAC Associates, a privately held investment company, since August 1996. From August 1993 until August 1996, Mr. Cooper served as Chairman and Chief Executive Officer of Chase Federal Bank FSB. From June 1992 until July 1993, Mr. Cooper served as principal of TAC Associates. From April 1990 until May 1992, Mr. Cooper served as Chairman and Chief Executive Officer of Goldome FSB. Mr. Cooper previously served on the Board of Directors of The BISYS Group, Inc. from 1997 to 2007 and on the Board of Directors of Wheeling Island Gaming from 2003 to 2007.

James L. Gibbons has served as one of our directors since May 2008. Mr. Gibbons is a Class I director. Mr. Gibbons is a Bermudian citizen who is Chairman of CAPITAL G Bank Limited, a Bermuda-based financial services organization, as well as President of Bermuda Air Conditioning Limited. Mr. Gibbons also serves as Chairman of Harbour Trust Limited and is the Treasurer of Edmund Gibbons Limited. Formerly, Mr. Gibbons served as President and Chief Executive Officer of CAPITAL G Limited, a Bermuda-based financial services organization, from 1999 to 2010. In addition, Mr. Gibbons served as a Director of Gibbons Management Services Limited from 1986 to 1989, and as Managing Director of Gibbons Deposit Company Limited from 1989 to 1999. Mr. Gibbons worked as a registered representative at Prudential Bache Securities from 1985 to 1986.

Brian G. J. Gray is a nominee for election to our Board at the Annual Meeting. If elected, Mr. Gray will serve as a new Class II director. From September 2008 until his retirement in April 2012, Mr. Gray served as Group Chief Underwriting Officer of Swiss Reinsurance Company Ltd. (“Swiss Re”) and was a member of Swiss Re’s Group Executive Committee. From September 2005 through September 2008 he was a member of the Group Executive Board, responsible for underwriting Property and Specialty Product Lines on a global basis for Swiss Re. Mr. Gray joined Swiss Re in Canada in 1985, and served in a variety of roles, including President and Chief Executive Officer of Swiss Re Canada from 2001 to 2005 and Senior Vice President of Swiss Re Canada from 1997 to 2001.

Jean D. Hamilton has served as one of our directors since June 2005. Ms. Hamilton is a Class I director. Ms. Hamilton is an independent consultant/private investor and a Member of the Brock Capital Group LLC. Previously, she was Executive Vice President of Prudential Financial, Inc., serving as Chief Executive Officer of Prudential Institutional from November 1998 through November 2002. From 1988 through 1998, she held various positions with Prudential Financial, Inc., including President of the Prudential Diversified Group and President of the Prudential Capital Group. From 1971 to 1988, she held several positions with The First National Bank of Chicago, including Senior Vice President and Head of the Northeastern Corporate Banking Department. She is currently a Trustee of First Eagle Funds and First Eagle Variable Funds.

Henry Klehm III has served as one of our directors since May 2006. Mr. Klehm is a Class III director. In February 2008, Mr. Klehm joined the law firm Jones Day as a partner in the firm’s Securities Litigation & SEC Enforcement Practice. From July 2002 to October 2007, Mr. Klehm served as Global Head of Compliance for

Deutsche Bank, AG. Prior to joining Deutsche Bank, AG, Mr. Klehm served as Chief Regulatory Officer and Deputy General Counsel at Prudential Financial from July 1999 through July 2002. Mr. Klehm joined the SEC in 1989, serving in various positions, including as Senior Associate Director of the Northeast Regional Office from 1996 until June 1999.

W. James MacGinnitie has served as one of our directors since February 2000 and was the Non-Executive Chairman of the Board from November 2005 to May 2011. Mr. MacGinnitie is a Class II director. Mr. MacGinnitie is an independent actuary and consultant. He served as Senior Vice President and Chief Financial Officer of CNA Financial from September 1997 to September 1999. From May 1994 until September 1997, Mr. MacGinnitie was a partner of Ernst & Young Ltd. and National Director of its actuarial services. From 1975 until 1994, he was a principal in Tillinghast, primarily responsible for its property-casualty actuarial consulting services. Mr. MacGinnitie is a Fellow of both the Casualty Actuarial Society and the Society of Actuaries, and has served as President of both organizations as well as of the American Academy of Actuaries and the International Actuarial Association. Mr. MacGinnitie served on the Board of Directors of Trustmark Mutual Holding Company from 2000 until his retirement from the board in June 2010.

Anthony M. Santomero has served as one of our directors since May 2008. Mr. Santomero is a Class I director. Mr. Santomero served as Senior Advisor at McKinsey & Company from July 2006 to January 2008. From July 2000 to April 2006, Mr. Santomero was President and Chief Executive Officer of the Federal Reserve Bank of Philadelphia. From 1972 to 2000, Mr. Santomero was the Richard K. Mellon Professor of Finance at the University of Pennsylvania’s Wharton School and held various positions there, including Director of the Financial Institutions Center and Deputy Dean. Mr. Santomero serves on the Board of Directors of Penn Mutual Life Insurance Company, Citigroup and Citibank, N.A and Columbia Funds. In addition, Mr. Santomero formerly served on the Board of Directors of B of A Fund Series Trust, part of the Bank of America Funds platform until 2011.

Nicholas L. Trivisonno has served as one of our directors since May 2004. Mr. Trivisonno is a Class III director. Mr. Trivisonno was Chairman and Chief Executive Officer of ACNielsen Corporation from January 1996 through March 2001. From September 1995 through November 1996, he was Executive Vice President and Chief Financial Officer of Dun & Bradstreet Corporation. Previously, he had held several positions at GTE Corporation from November 1988 until July 1995, including Group President, Executive Vice President, Strategic Planning, Senior Vice President Finance, and Vice President and Controller. Mr. Trivisonno began his career as a certified public accountant with Arthur Andersen & Co. in 1968, became a partner in 1979 and was appointed a managing partner in 1986.

Edward J. Zore has served as one of our directors since August 2010. Mr. Zore is a Class III director. Mr. Zore served in a variety of capacities at The Northwestern Mutual Life Insurance Company, principally as Chairman (2009 to 2010), as Chief Executive Officer (2001 to 2010), and as President (2000 to 2009). He currently serves on the Northwestern Mutual Board of Trustees. Mr. Zore joined the Northwestern Mutual investment department in 1969, and also served as the company’s Executive Vice President, Chief Financial Officer, Chief Investment Officer, and as a director of Northwestern Mutual Series Fund, Inc. He is a member of the Board of Directors of Manpower, Inc., and chairs its Audit Committee. Previously, Mr. Zore served as a director of Mason Street Funds from 2000 to 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS, MANAGEMENT AND DIRECTORS

The following table sets forth information as of March 15, 2013 (unless otherwise noted) with respect to the beneficial ownership of common shares and the applicable voting rights attached to such share ownership in accordance with the Bye-laws by (i) each person known by us to own beneficially 5% or more of the outstanding common shares; (ii) our Named Executive Officers; (iii) each of our directors and nominees for director; and (iv) all of our executive officers and directors as a group. The total number of common shares outstanding as of March 15, 2013, was 44,510,091.

Name and Address of Beneficial Owner(1)	Number of Common Shares	Percentage of Class(2)
FMR LLC(3)	3,851,677	8.65%
82 Devonshire Street
Boston, Massachusetts 02109

TimesSquare Capital Management, LLC(4)	3,839,950	8.63%
1177 Avenue of the Americas, 39th Floor
New York, NY 10036

BlackRock, Inc.(5)	3,228,767	7.25%
40 East 52nd Street
New York, NY 10022

Neill A. Currie(6)	1,239,762	2.79%
Kevin J. O’Donnell(7)	633,231	1.42%
Peter C. Durhager(8)	195,916	*
Jeffrey D. Kelly(9)	94,939	*
Stephen H. Weinstein(10)	249,544	*
David C. Bushnell(11)	10,847	*
Thomas A. Cooper(12)	86,045	*
James L. Gibbons(13)	10,847	*
Brian G. J. Gray(14)	—	*
Jean D. Hamilton(15)	17,023	*
Henry Klehm III(16)	13,238	*
Ralph B. Levy(17)	16,191	*
W. James MacGinnitie(18)	26,073	*
Anthony M. Santomero(19)	10,847	*
Nicholas L. Trivisonno(20)	28,588	*
Edward J. Zore(21)	5,528	*
All of our executive officers and directors (21 persons)	3,593,655	8.07%

*	Less than 1%

(1)	Pursuant to the regulations promulgated by the SEC, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2)	The percent of class shown was based on the common shares reported on the Schedule 13G or Schedule13G/A and the total number of shares outstanding as of December 31, 2012. The difference in the total number of shares outstanding on December 31, 2012 and March 15, 2013 does not materially affect the percentage of ownership of the class.

(3)	According to a Statement on Schedule 13G/A filed with the Commission on February 14, 2013 by FMR LLC, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, is the beneficial owner of 3,851,677 common shares as a result of acting as investment advisor to various investment companies. Edward C. Johnson 3d (Chairman of FMR LLC) and FMR LLC, through its control of Fidelity, and the Fidelity funds each has the sole power to dispose of the 3,851,677 common shares owned by the Fidelity funds. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by its funds’ Boards of Trustees. According to this Schedule 13G/A, members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR LLC, representing 49% of the voting power of FMR LLC. Members of the Johnson family and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

(4)	According to a Statement on Schedule 13G/A filed with the Commission on February 11, 2013 by TimesSquare Capital Management, LLC (“TimesSquare”), TimesSquare is the beneficial owner of 3,839,950 common shares. TimesSquare has the sole power to vote or to direct the voting of 2,652,750 common shares and sole power to dispose of or to direct the disposition of 3,839,950 common shares.

(5)	According to a Statement on Schedule 13G filed with the Commission on February 5, 2013 by BlackRock, Inc. (“BlackRock”), BlackRock is the beneficial owner of 3,228,767 common shares. BlackRock has the sole power to vote or to direct the voting of 3,228,767 common shares and sole power to dispose of or to direct the disposition of 3,228,767 common shares.

(6)	Includes (i) options to acquire 637,892 common shares granted under the 2001 Stock Incentive Plan (the “2001 Plan”) that are vested and presently exercisable, (ii) options to acquire 300,000 common shares granted under the RenaissanceRe Holdings Ltd. 2004 Stock Option Incentive Plan (the “2004 Plan”) that are currently vested and presently exercisable, (iii) 89,753 restricted shares granted under the 2001 Plan that have not vested, (iv) 91,901 performance shares granted under the 2010 Performance-Based Equity Incentive Plan (the “Performance Share Plan”) that are eligible to be earned if maximum performance is attained (See “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity Based Incentive”) and (v) 60,081 performance shares granted under the Performance Share Plan that are not eligible to become vested, as the applicable performance conditions were not met, but will remain outstanding under the terms of the Performance Share Plan until the end of the three-year vesting period, at which point they will be forfeited. Mr. Currie has no unvested options to acquire common shares.

(7)	Includes (i) options to acquire 203,767 common shares granted under the 2001 Plan that are vested and presently exercisable, (ii) options to acquire 250,000 common shares granted under the 2004 Plan that are currently vested and presently exercisable, (iii) 64,906 restricted shares granted under the 2001 Plan that have not yet vested, (iv) 45,460 performance shares granted under the Performance Share Plan that are eligible to be earned if maximum performance is attained (See “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity Based Incentive”), (v) 4,432 performance shares granted under the Performance Share Plan that have been earned for completed performance periods and will be settled at the end of the three-year vesting period and (vi) 11,498 performance shares granted under the Performance Share Plan that are not eligible to become vested, as the applicable performance conditions were not met, but will remain outstanding under the terms of the Performance Share Plan until the end of the three-year vesting period, at which point they will be forfeited. Mr. O’Donnell has no unvested options to acquire common shares. Also includes 1,079 shares held by a limited partnership for the benefit of Mr. O’Donnell’s family.

(8)	Includes (i) options to acquire 66,696 common shares granted under the 2001 Plan that are vested and presently exercisable, (ii) options to acquire 42,500 common shares granted under the 2004 Plan that are currently vested and presently exercisable, (iii) 30,493 restricted shares granted under the 2001 Plan that have not yet vested, (iv) 19,402 performance shares granted under the Performance Share Plan that are eligible to be earned if maximum performance is attained (See “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity Based Incentive”), (v) 3,107 performance shares granted under the Performance Share Plan that have been earned for completed performance periods and will be settled at the end of the three-year vesting period and (vi) 7,907 performance shares granted under the Performance Share Plan that are not eligible to become vested, as the applicable performance conditions were not met, but will remain outstanding under the terms of the Performance Share Plan until the end of the three-year vesting period, at which point they will be forfeited. Mr. Durhager has no unvested options to acquire common shares.

(9)	Includes (i) 52,012 restricted shares granted under the 2001 Plan that have not yet vested, (ii) 20,443 performance shares granted under the Performance Share Plan that are eligible to be earned if maximum performance is attained (See “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity Based Incentive”), (iii) 3,107 performance shares granted under the Performance Share Plan that have been earned for completed performance periods and will be settled at the end of the three-year vesting period and (iv) 8,140 performance shares granted under the Performance Share Plan that are not eligible to become vested, as the applicable performance conditions were not met, but will remain outstanding under the terms of the Performance Share Plan until the end of the three-year vesting period, at which point they will be forfeited. Mr. Kelly has no options to acquire common shares.

(10)

Includes (i) options to acquire 171,586 common shares granted under the 2001 Plan that are vested and presently exercisable, (ii) 24,135 restricted shares granted under the 2001 Plan that have not yet vested, (iii) 15,743 performance shares granted under the Performance Share Plan that are eligible to be earned if maximum performance is attained (See “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity Based Incentive”), (v) 2,202 performance shares granted under the Performance

Share Plan that have been earned for completed performance periods and will be settled at the end of the three-year vesting period and (iv) 6,050 performance shares that are not eligible to become vested, as the applicable performance conditions were not met, but will remain outstanding under the terms of the Performance Share Plan until the end of the three-year vesting period, at which point they will be forfeited. Mr. Weinstein has no unvested options to acquire common shares. Also includes 3,660 common shares held by trusts for the benefit of Mr. Weinstein’s minor children.

(11)	Includes 3,003 restricted shares granted in payment of directors’ fees under the RenaissanceRe Holdings Ltd. Amended and Restated Non-Employee Director Stock Plan, as amended (the “Director Stock Plan”), that have not yet vested.

(12)	Includes 3,003 restricted shares granted in payment of directors’ fees under the Director Stock Plan that have not yet vested.

(13)	Includes 3,003 restricted shares granted in payment of directors’ fees under the Director Stock Plan that have not yet vested.

(14)	Mr. Gray is nominated for election to our Board at the Annual Meeting.

(15)	Includes 3,003 restricted shares granted in payment of directors’ fees under the Director Stock Plan that have not yet vested.

(16)	Includes 3,003 restricted shares granted in payment of directors’ fees under the Director Stock Plan that have not yet vested.

(17)	Includes 5,731 restricted shares granted in payment of directors’ fees under the Director Stock Plan that have not yet vested.

(18)	Includes 3,280 restricted shares granted in payment of directors’ fees under the Director Stock Plan that have not yet vested.

(19)	Includes 3,003 restricted shares granted in payment of directors’ fees under the Director Stock Plan that have not yet vested.

(20)	Includes (i) 3,003 restricted shares granted in payment of directors’ fees under the Director Stock Plan that have not yet vested and (ii) options to acquire 6,566 common shares granted under the Director Stock Plan that are vested and presently exercisable. Mr. Trivisonno has no unvested options to acquire common shares.

(21)	Includes 3,304 restricted shares granted in payment of directors’ fees under the Director Stock Plan that have not yet vested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions

We have adopted a written policy with respect to the review, approval, and ratification of transactions with related persons. The policy covers, among other things, related party transactions between us and any of our executive officers, directors, nominees for director, any of their immediate family members or any other related persons as defined in Item 404 of Regulation S-K. Related party transactions covered by this policy are reviewed to determine whether the transaction is in the best interests of the Company and our shareholders. The transactions described below include transactions we have entered into with parties that are, or could be deemed to be, related to us.

Housing and Lease Arrangements

RenaissanceRe provides housing reimbursement with respect to the Bermuda residence of each Named Executive Officer and certain other officers, a practice that is consistent with Bermuda market practice, which housing expense is included in the compensation paid to each such Named Executive Officer. See “Compensation Discussion and Analysis—Principal Components of Compensation—Other Benefits and Perquisites; Limitations and Changes.” From time to time, RenaissanceRe entered into long-term leases for properties in Bermuda, which we subleased to certain officers (or, due in part to the inefficiency of the Bermuda real estate market, we have held a property in connection with, or in anticipation of, recruiting efforts), including certain of our executive officers. RenaissanceRe is not currently the lessee on the lease of the Bermuda residence of any of its officers.

Charitable Donations

We provide support to various charitable organizations in the Bermuda community that meet certain guidelines, including organizations that support insurance industry education and training, crime prevention, substance abuse prevention, affordable housing, and educational assistance. As part of our efforts, we match donations made by our officers and other employees to enumerated Bermuda charities at a ratio of up to 4:1 generally up to a maximum matching contribution for each employee of $10,000 per year. We make direct charitable contributions, in addition to the employee matching program, as well. Certain of our executive officers and directors, and spouses of certain of these persons, serve and have served as officers or trustees of some of these organizations; however, we did not contribute more than $120,000 to any one charity in the 2012 fiscal year for which any of these individuals served as an officer or trustee.

In 2011, RenaissanceRe made a commitment to contribute $1.0 million to the Bermuda Hospitals Charitable Trust (the “BHCT”) in connection with the King Edward VII Memorial Hospital (“KEMH”) redevelopment project. KEMH is the only hospital, and substantially the principal health care facility, in Bermuda, and accordingly is used by all residents of Bermuda, including every Bermuda-based employee of RenaissanceRe. The BHCT is an independent body which accepts and manages donor contributions on behalf of KEMH. Mr. Gibbons serves on the Campaign Steering Committee of the BHCT, an ad hoc, informal committee of local businessmen and women, which works to raise public awareness of the KEMH redevelopment project and provides support for fundraising activities. Neither Mr. Gibbons nor any employee of RenaissanceRe currently serves as a director, officer or trustee of the BHCT, KEMH or the Bermuda Hospitals Board, which oversees the operations of KEMH. The $1.0 million commitment is due and payable upon the completion of the KEMH redevelopment project, which is scheduled for completion in 2014.

Relationship with BlackRock

BlackRock reported beneficial ownership interest of more than 5% of our common shares as of December 31, 2012. Affiliates of BlackRock currently provide investment management, risk analytics and investment accounting services to RenaissanceRe and its subsidiaries. During 2012, we incurred $3.2 million in fees relating to these services.

Co-investments

From time to time, certain officers of RenaissanceRe have made investments in investment funds in which RenaissanceRe has also invested. None of these officers receives any compensation in connection with such investments or exercises any management discretion over any such investment fund.

Currie Agreement Relating to Use of Company Aircraft

The Company and Mr. Currie are parties to an Agreement Regarding the Use of Aircraft Interest, dated as of November 17, 2009, which was modified by a memorandum of agreement entered into by the Company and Mr. Currie on February 21, 2012 (the “Aircraft Agreement”). The aircraft utilized by the Company pursuant to the Aircraft Agreement is operated on behalf of the Company under a NetJets Aviation Inc. fractional interest program (the “Aircraft Interest”). During 2012, Mr. Currie was permitted to use the Aircraft Interest for his personal use under the Aircraft Agreement subject to an agreed-upon cap (the “Cap”) allowing 24 round trips per year for Mr. Currie’s business commute. In addition, to the extent that Mr. Currie wishes to use the Aircraft Interest for additional business commute trips or personal use in excess of the Cap, the Aircraft Agreement requires that Mr. Currie pay for such use in advance of any such trip at the fully loaded variable rate (which rate represents the Company’s “aggregate incremental cost” of such use within the meaning of Regulation S-K and the rules and other guidance of the Commission). In respect of such arrangement, Mr. Currie paid $99,457 for additional business commute travel and $191,026 for personal use during 2012. Mr. Currie at all times maintains a deposit with the Company, from which the Company is authorized to withdraw funds in order to satisfy amounts Mr. Currie may owe under the Aircraft Agreement.

On February 21, 2013, the Compensation, Governance and Nominating Committee (the “Compensation Committee”) approved a form of agreement to allow interested Named Executive Officers and certain other officers to use the Aircraft Interest in addition to business use and the 25 hours of Company-funded personal use provided in accordance with the Company’s policies. The form of agreement requires that these officers pay for such use in advance of any such trip at the fully loaded variable rate, on the same terms and conditions applicable to Mr. Currie described above.

Transactions with Swiss Re

Brian G. J. Gray, a nominee for election to our Board at the Annual Meeting, served as an officer of Swiss Re until his retirement in April 2012. See “Directors and Executive Officers of RenaissanceRe.” In the ordinary course of our business, we from time to time engage in reinsurance, retrocessional or other risk transactions with affiliates of Swiss Re. All of our transactions with Swiss Re or its subsidiaries are open-market transactions that we believe have been on customary, arm’s-length terms. We have been informed by Mr. Gray that Mr. Gray does not, and has not, participated in or received any specific compensation in connection with these relationships. In 2012, the Company, its subsidiaries or managed joint ventures assumed reinsurance premiums from subsidiaries of Swiss Re of approximately $4.8 million, participated in catastrophe bond transactions involving $21.0 million notional amount where Swiss Re or its subsidiaries served as a sponsor of the catastrophe bond, and participated in certain weather derivative contracts with affiliates of Swiss Re involving $5.0 million in premiums and $16.3 million in aggregate maximum potential liability. RenaissanceRe may enter into similar transactions with affiliates of Swiss Re in the future.

CORPORATE GOVERNANCE

Our Commitment to Corporate Governance

Our Board and management have a strong commitment to effective corporate governance. We believe we have in place a comprehensive corporate governance framework for our operations which, among other things, takes into account the requirements of the Sarbanes-Oxley Act of 2002, the SEC, the NYSE and the Dodd-Frank Act. The key components of this framework are set forth in the following documents:

•	our Bye-laws;

•	our Guidelines on Significant Corporate Governance Issues (“Corporate Governance Guidelines”);

•	our Code of Ethics and Conduct;

•	our Audit Committee Charter; and

•	our Compensation Committee Charter.

A copy of each of these documents is published on our website under “Investor Information—Corporate Governance” at www.renre.com, except our Bye-laws, which are filed with the SEC and can be found on the SEC website at www.sec.gov. Each of these documents is available in print to any shareholder upon request. The Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, committee charters, and key practices as the Board believes to be warranted. Based on the foregoing, in 2012 the Company revised the Compensation Committee Charter. None of other documents listed above was amended in 2012.

Director Independence

Our Board is composed of eleven directors, ten of whom are independent. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with RenaissanceRe. The Board has established guidelines to assist it in determining director independence, which conform to, and which we believe are more exacting than, the independence requirements in the NYSE listing standards. In addition to applying these guidelines, which are set forth in our Corporate Governance Guidelines, the Board will consider all relevant facts and circumstances known or reported to it in making an independence determination.

In February 2013, the Compensation Committee conducted a review of the independence of each of our current directors. During this review, the Board considered, among other things, transactions and relationships between each director or any member of their immediate family and RenaissanceRe or its subsidiaries and affiliates and relationships between directors (or nominees) or their affiliates and members of RenaissanceRe’s senior management or their affiliates. As a result of this review, the Board affirmatively determined that Ms. Hamilton and each of Messrs. Bushnell, Cooper, Gibbons, Klehm, Levy, MacGinnitie, Santomero, Trivisonno and Zore are “independent” directors for purposes of compliance with the NYSE listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002 (“Independent Directors”). The Board also determined that Mr. Gray would be, if elected to the Board, an “independent” director for such purposes. Mr. Currie is not considered an Independent Director because of his employment as an executive officer of RenaissanceRe.

In particular, in the course of the Board’s determination regarding the independence of each non-management director, the Board considered in respect of Mr. Bushnell, the fact of Mr. Bushnell’s prior employment with Citigroup (see “Directors and Executive Officers of RenaissanceRe”), and in respect of Mr. Santomero, the fact of Mr. Santomero’s service as a director of Citigroup and Citigroup’s current and prior financial relationships with RenaissanceRe, including as underwriter for certain offerings of RenaissanceRe. In addition to the foregoing, Jones Day, the law firm at which Mr. Klehm is currently a partner, has provided legal services to Mr. Bushnell relating to his former employment at Citigroup Inc. The Company is not a party to these legal proceedings.

Director Qualifications and Director Nominee Considerations

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees for a position on our Board. Pursuant to these criteria, our Compensation Committee takes a holistic approach in identifying and considering potential director nominees and in evaluating the current composition of our Board. In general, the Compensation Committee focuses primarily on the composition and competencies of our Board as a whole, how the traits possessed by individual director nominees complement one another, the ability of the current and proposed members to operate collegially and effectively, and the intersection of these factors with the Company’s current strategy, operational plans and oversight requirements. Accordingly, when evaluating individual director nominees within this framework, the factors that our Compensation Committee considers include:

•	the personal and professional ethics, integrity and values of the candidate;

•

the independence of the candidate under legal, regulatory and other applicable standards, including the ability of the candidate to represent all of our shareholders without any conflicting relationship with any particular constituency;

•

the professional experience and industry expertise of the candidate and whether this will add to or complement that of the existing Board, in light of the Company’s evolving strategic and operational plans over time;

•	the compatibility of the candidate with the existing Board;

•	the ability and willingness of the candidate to devote sufficient time to carrying out his or her Board duties and responsibilities in respect of RenaissanceRe fully and effectively;

•

the commitment of the candidate to serve on our Board for a potentially extended period of time, given the benefits our Board ascribes to continuity and a breadth of experience with our strategies and risk management processes, and with a view toward effective oversight of management’s efforts to ensure the safety and soundness of our Company in light of the market cycles and earnings volatility that characterize our industry, as well as other matters;

•	as summarized in detail below, consideration is given to maintaining a diversity of skills, experience, and viewpoints represented on the Board as a whole; and

•	such other attributes of the candidate, our business and strategic conditions and external factors as our Compensation Committee deems appropriate at such time and from time to time.

Our Compensation Committee has the discretion to weight these factors as it deems appropriate. The importance of these factors may vary from candidate to candidate, and in respect of our evolving circumstances.

Board Diversity

As described above, the Company’s Corporate Governance Guidelines provide that the Company has not established specific criteria for directors but believes that candidates should show evidence of leadership in their particular field, have broad experience and the ability to exercise sound business judgment. The Compensation Committee carries out the Board’s director selection, recruitment and nomination obligations. As part of these obligations, the Committee evaluates and discusses diversity at both the Board and the committee levels, considering, as contemplated by the Corporate Governance Guidelines, the diversity, skills, and experience of candidates in the context of the needs of the Board as a whole. In assessing the performance of current directors, and in selecting directors, the Board generally seeks a combination of qualities and experience that will contribute to the exercise of the duties of the Board, in light of the evolving strategic direction and needs of the

Company. This consideration includes a broad evaluation of diversity of skills, experience, and viewpoints represented on the Board as a whole. The assessment is undertaken by the Compensation Committee no less frequently than annually and at appropriate intervals.

Board Leadership Structure

The Board has currently implemented a leadership structure that separates the role of the Chief Executive Officer and the Chairman of the Board. The Board has determined that having an independent director serve as Non-Executive Chairman of the Board is in the best interest of shareholders at this time. The Company believes that this structure currently assists the Independent Directors in the oversight of the Company and facilitates participation of the Independent Directors in setting agendas and establishing priorities and procedures for the work of the Board.

Risk Oversight

The Company considers enterprise-wide risk management (“ERM”) to be a key strategic objective. ERM is managed by the senior executive team under the oversight of the Board and is implemented by personnel from across the organization. The Company believes that its ERM processes and practices help to identify potential events that may affect the Company; to quantify, evaluate and manage the risks to which it is exposed; and to provide reasonable assurance regarding the achievement of corporate objectives. We believe that the Company’s commitment to and investment in effective ERM can represent a significant competitive advantage, and is essential to the Company’s corporate strategy and goal of achieving long-term growth in tangible book value per common share plus the change in accumulated dividends for shareholders. The Company’s efforts to identify and monitor business environment risk and operational risk is conducted under the oversight of our Board and its committees and coordinated by senior personnel including the Chief Financial Officer, the General Counsel and Chief Compliance Officer, and the Chief Administrative Officer, each of whom reports directly to the Chief Executive Officer, the Chief Risk Officer who reports directly to the Chief Financial Officer, as well as other senior personnel such as the Chief Accounting Officer, Corporate Controller and the Head of Internal Audit.

The Board is actively involved in the oversight of risks that could affect the Company. Among other things, the members of the Board have regular, direct access to the senior executives named above, as well as other officers responsible for the operational and controls functions of the Company. While the Board primarily delegates its risk management to its committees, as disclosed in the descriptions of each of the committees below and as contemplated in the charters of each of the committees, the Board regularly reviews the coordination of its oversight of Company risk.

We believe our ERM assists our efforts to minimize the likelihood of suffering financial outcomes in excess of the ranges that we have estimated in respect of specific investments, underwriting decisions, or other operating or business activities. We also seek, as a component of our ERM, to minimize the likelihood of the occurrence, or to reduce the severity, of a range of operational risks to which we are exposed, which we consider to be risks that may not give rise to an immediate financial loss but would potentially impair our strategy, tactical plans, operating platform, or reputation. We believe that effective board oversight enhances the quality of our risk management as well as facilitating sound corporate governance.

Our committees regularly receive and discuss materials from each other, including, but not limited to, the Audit and the Investment and Risk Management Committees. The Company believes this activity enables the directors to be cognizant of the various risks across the Company. Each committee performs a comprehensive annual self-assessment as part of the Board’s overall governance effectiveness review and assessment, which accordingly reflects the committees’ evaluation of our corporate risk management practices and, if applicable, the identification of potential new oversight needs in light of changes in our strategy, operations or business environment. Each committee has broad powers to ensure that it has the resources to satisfy its duties under its charter. Periodically, in an effort to enhance the flow of information and exchange of ideas across the committees, a committee will open its normal course proceedings to informational attendance by members of other committees. The Non-Executive Chairman of the Board does not serve on any of these standing committees but participates in each committee on an ex officio basis and seeks, among other things, to monitor the identification of risks or other matters that might require cross-committee coordination or the attention of the full Board. Each committee also has access to outside advisors as well as management. In addition, the Company’s Chief Risk Officer, Chief Accounting Officer and Corporate Controller separately meet with, and are interviewed by, the Audit and Investment and Risk Management Committees in executive sessions, with the Chair of the Audit Committee in attendance at each such executive session.

ERM and Executive Compensation

In conjunction with ERM, as well as our strategic and operational planning, we regularly review senior executive compensation and our firm-wide compensation programs and policies, in an ongoing effort to seek to eliminate or mitigate potential risks arising from such programs and policies, to align our executives and employees with the long-term interests of shareholders, to ensure the safety and soundness of our Company over the market cycles and earnings volatility that characterize our industry, and to ensure that our compensation structure, elements and incentives are not reasonably likely to have a material adverse effect on the Company. We seek to design our compensation plans, including our incentive compensation programs, to incorporate a range of components that we believe help to mitigate potential risks while rewarding employees for pursuing our strategic and financial objectives through appropriate risk taking, risk management, and prudent tactical and strategic decision making. Senior executives from our risk, compliance, administrative, and finance functions, as well as the Board’s or one of its committees’ outside compensation consultants, are involved in this review process, which is conducted under the oversight of our Compensation Committee. The process includes executive sessions between the Compensation Committee and, as the Compensation Committee sees fit, members of management, which may include the Chief Risk Officer and Chief Accounting Officer. With respect to 2012 and the compensation programs in place for 2013, based in part on the information and analyses provided by management and its own advisors, the Compensation Committee concluded that the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company. Among the features of our compensation programs considered in this review were the following:

•

Company-wide Basis for Incentive Compensation Determinations. The annual and long-term incentive compensation of our Named Executive Officers and our other executive officers more broadly are principally determined based on our overall corporate performance and the attainment of individual performance goals, rather than on the short-term financial performance of a particular business unit, legal entity, segment, or other division of the Company.

•

Alignment of Shareholder and Executive Interests. The majority of our long-term incentive awards to our executive officers are delivered in the form of restricted shares with three- or four-year vesting periods, including performance shares that vest only on the attainment of Compensation Committee-determined performance metrics as well as service periods. See “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity Based Incentive.” Moreover, as described in detail below, we have adopted share ownership guidelines which apply to each executive officer and director.

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Tangible Performance Metrics Based Upon Corporate Performance. As described in detail below, a meaningful component of the compensation of each Named Executive Officer and each other executive officer (described below under “Compensation Committee”) consists of restricted common shares granted under our Performance Share Plan, as to which vesting is contingent upon the attainment of specific Company-wide performance measures as well as the completion of service periods, as established by our Compensation Committee in its sole discretion. In each of 2012 and 2013, 25% of annual equity-based compensation for each Named Executive Officer was comprised of performance shares.

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Balanced Compensation Elements. Our compensation program for executive officers is designed to provide a balanced mix of salary, annual incentive compensation, and long-term incentive compensation, the realization of which depends in turn upon the attainment of a range of performance. The Compensation Committee believes that the mix of types of compensation delivered by the Company is not overly weighted toward a single form of compensation, or inappropriately designed to overly encourage short-term financial results or unbalanced operational execution, and instead promotes both the pursuit of long-term financial performance, enterprise-wide, prudent risk management and stewardship of our capital.

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Long-Term Focus. We aspire to be the best underwriter in the world of high-severity, low-frequency risks. We seek to produce long-term growth in tangible book value per common share plus accumulated dividends for our shareholders, and we anticipate that individual periods may be marked by substantial volatility. Accordingly, we believe that our senior-most executives should have an increasing proportion of their compensation in the form of long-term equity incentives that vest over a period of years to reflect the contributions of these executive officers to our longer-term results and to foster their alignment with long-term shareholders. Moreover, we believe that our policies requiring robust long-term ownership of vested shares by our executives and directors also support alignment with long-term shareholders.

Our Compensation Committee, which consists exclusively of Independent Directors, reviews our compensation programs for consistency with our risk management practices and helps to ensure that our programs align our executives and employees with the long-term interests of shareholders and seeks to ensure the safety and soundness of our Company over the market cycles and earnings volatility that characterizes our industry. For detailed information regarding the composition of our compensation programs, see “Compensation Discussion and Analysis—Principal Components of Compensation” below.

Code of Ethics and Conduct

All directors, officers and employees of RenaissanceRe are expected to act at all times in accordance with the policies comprising RenaissanceRe’s Code of Ethics and Conduct (“Code”). In 2012, as in prior years, each director affirmed his or her current and continuing compliance with our Code. In addition to the web address below, our Code is also available in print to any shareholder upon request. Amendments to our Code related to certain matters will be published on the RenaissanceRe website as required under SEC rules, at www.renre.com under “Investor Information—Corporate Governance.”

Communicating Concerns to Directors

The Audit Committee, on behalf of itself and our other non-management directors, has established procedures to enable employees or other parties who may have a concern about RenaissanceRe’s conduct or policies, to communicate that concern.

Our employees are encouraged and expected to report any conduct which they believe in good faith to be an actual or apparent violation of our Code. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures pertaining to receiving, retaining, and treating complaints received regarding accounting, internal accounting controls, or auditing matters, and with respect to the confidential, anonymous submission by Company employees of concerns regarding, among other things, questionable accounting or auditing matters.

Such communications may be confidential or anonymous, and may be e-mailed, submitted in writing, or reported by phone through various internal and external mechanisms as provided on the Company’s internal website. Additional procedures by which internal communications may be made are provided to each employee.

Our Code prohibits any employee or director from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

Meetings of Directors

During 2012, the Board conducted four regularly scheduled meetings, each of which was attended by all of the members of the Board. The Audit Committee, the Compensation Committee and the Investment and Risk Management Committee each met four times in 2012. The Transaction Committee and the Offerings Committee, which meet on an as-needed basis, did not meet in 2012. The Audit Committee conducted four informational calls in connection with the review of our quarterly earnings releases and periodic filings. All incumbent directors attended 100% of the aggregate of all Board meetings and meetings of the committees on which they served during 2012. In addition, the Board or its committees conducted certain informational calls relating to various matters, and members of an informal working group of directors appointed by the Board conducted informational meetings to facilitate certain planning matters.

Our non-management directors meet separately from Mr. Currie, our sole management director, in executive sessions each quarter. In connection with each of the regularly scheduled Board meetings, Mr. Levy acted as the chair of the executive sessions of the Board.

The members of the Board are expected to attend the Company’s annual general meetings. Our annual general meetings are required by our Bye-laws to be held outside of the United States and have to date always been held in Bermuda. All of our directors attended the 2012 Annual Meeting.

Audit Committee

The Audit Committee presently consists of Messrs. Gibbons, Klehm, and Zore. Following the Annual Meeting and concurrent meetings of the Board in May, Mr. Gibbons will commence serving as Chair of the Audit Committee, Mr. Klehm will rotate to the Compensation Committee, and Mr. MacGinnitie will commence serving on the Audit Committee. The Board has determined that each member of the Audit Committee meets the independence standards of the Commission and the NYSE, respectively. The Board has also determined that each of Messrs. Gibbons, Klehm, MacGinnitie, and Zore is financially literate and has accounting or related financial management expertise as required by NYSE rules and satisfies the criteria of an “audit committee financial expert” under the Commission’s rules.

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to, among other things: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditors’ qualifications and independence; and (iv) the performance of our internal audit function and independent auditors.

The Audit Committee reviews and discusses our annual and quarterly financial statements, press releases, and other financial information and the top-line revenue estimates we provide to analysts, investors, and rating agencies, with both management and the independent auditors. The Audit Committee also reviews the effect of regulatory and accounting initiatives on our financial statements with management, the Head of Internal Audit, and our independent auditors.

In addition, the Audit Committee provides an avenue for communication between our independent auditors, financial management, and the Board. The Audit Committee has the sole authority to appoint, compensate, retain and conduct oversight of the work of our independent auditors, and to approve any proposed non-audit work to be conducted by these auditors. The Audit Committee is required to obtain, at least annually, a report from our independent auditors describing the auditors’ quality control procedures, issues arising from the results of implementing such procedures, the resolution or proposed resolution of any such issues, and any relationships between the auditors and us.

Furthermore, the Audit Committee is responsible for the Board-level oversight of our management-based Controls and Compliance Committee (the “Controls Committee”). The Controls Committee is responsible for implementing and reviewing policies, procedures, and practices relating to accounting, financial reporting, internal controls, regulatory, legal, compliance, and related matters, for ensuring our compliance with applicable laws, regulations, and other relevant standards and for reviewing and approving structured or complex transactions and products that may pose accounting, regulatory, financial reporting, compliance, legal, reputation, tax, or other risks to the Company. The Controls Committee reports regularly to the Audit Committee.

The Audit Committee has adopted a written charter, which is reviewed and reassessed annually. As noted above, the Audit Committee Charter is available on our website at www.renre.com under “Investor Information—Corporate Governance” and is available in print upon request to any shareholder.

Our Chief Financial Officer, Chief Accounting Officer, General Counsel, and Head of Internal Audit regularly participate in the meetings of the Audit Committee. Other members of management also participate regularly to support the Audit Committee’s proceedings, or as requested by the Audit Committee. Executive sessions of the Audit Committee are held in conjunction with each committee meeting throughout the year, including sessions in which the committee meets with the independent registered public accounting firm and independent actuaries, as well as individual members of management including the Head of Internal Audit.

Pursuant to the Audit Committee Charter and applicable rules of the NYSE, our Audit Committee performs an annual self-assessment. In respect of 2012, the Audit Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of the Audit Committee Charter and applicable laws and regulations.

Compensation Committee

The Compensation Committee presently consists of Ms. Hamilton and Messrs. MacGinnitie and Trivisonno. Following the Annual Meeting and concurrent meetings of the Board in May, Mr. Klehm will rotate to and commence serving as Chair of the Compensation Committee, and Mr. MacGinnitie will rotate to the Audit Committee. The Compensation Committee has responsibility for executive officer and director compensation (as well as compensation for the Head of Internal Audit), corporate governance matters, and the nomination and evaluation of directors. It has the authority to establish compensation policies and programs, to administer all employee and Board stock-based compensation plans, and to approve stock options, restricted shares, performance shares, and similar share-based grants under our stock incentive plans. As summarized above, the Compensation Committee reviews our compensation programs for consistency with our risk management practices and to help us ensure that our compensation programs align our executives and employees with the long-term interests of shareholders and with seeking to ensure the safety and soundness of our Company over the market cycles and earnings volatility that characterize our industry. The Board has determined that all members of the Compensation Committee meet the independence standards of Rule 16b-3 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE.

The Compensation Committee has the authority to retain and terminate outside advisors, including compensation consultants and counsel, to assist it with its responsibilities, including its evaluation of our compensation plans and programs, and the actual and proposed compensation for executive officers and directors. The Compensation Committee also has the authority to approve any such consultant’s fees and the other terms of such retention, which is at RenaissanceRe’s expense. The Compensation Committee’s current utilization of outside compensation consultants on executive compensation matters is summarized below under “Compensation Discussion and Analysis—Governance and Compensation Process—The Use of Third-Party Advisors.”

On behalf of the Board, our Compensation Committee collaborates with our Chief Executive Officer in the development and monitoring of our programs for emergency and long-term executive succession. The

Compensation Committee generally reviews these matters with our Chief Executive Officer quarterly. Individuals who are identified as having potential for senior executive positions are identified to the Compensation Committee, in part utilizing the results of the Company’s internal review and feedback processes. The careers of such persons are monitored to ensure that over time they have appropriate exposure both to the Board and to our businesses. These individuals interact with our Board in various ways, including through participation in Board meetings and other Board-related activities and meetings with individual directors. The Compensation Committee regularly briefs the full Board on these matters.

Pursuant to applicable NYSE rules, the Board has accorded to the Compensation Committee the responsibility to consider the effectiveness and composition of the Board, and to nominate candidates for election by our shareholders, and to fill vacancies on the Board that emerge from time to time. From time to time in prior years, and including in 2012, the Compensation Committee engaged executive recruiters to identify potential nominees for director and to provide related services such as background checks and other due diligence.

In connection with its consideration of potential nominees for election by shareholders, the Compensation Committee will consider nominees to the Board recommended by no fewer than twenty shareholders holding in the aggregate not less than 10% of the outstanding paid-up share capital of RenaissanceRe. Any such recommendation must be sent to our Corporate Secretary not less than 60 days prior to the scheduled date of the annual general meeting and must set forth for each nominee: (i) the name, age, business address, and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class or series and number of shares of capital stock of RenaissanceRe that are owned beneficially or of record by the nominee; and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (“Proxy Filings”). The written notice must also include the following information with regard to the shareholders giving the notice:

•	the name and record address of such shareholders;

•	the class or series and number of shares of capital stock of RenaissanceRe that are owned beneficially or of record by such shareholders;

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a description of all arrangements or understandings between such shareholders and each proposed nominee and any other person (including his or her name and address) pursuant to which the nomination(s) are to be made by such shareholders;

•	a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

•	any other information relating to such shareholder that would be required to be disclosed in a Proxy Filing.

Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. The Compensation Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Assuming that the shareholders suggesting a nomination follow the procedure outlined above, in considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, the Compensation Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members or by other persons. These criteria typically include the candidate’s integrity, business acumen, leadership qualities, experience in the reinsurance, insurance, and risk-bearing industries and other industries in which RenaissanceRe may participate, independence, judgment, mindset, vision, record of accomplishment, ability to work with others, and potential conflicts of interest. The Compensation Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities. To that end, the Board considers, among other factors, the diversity of candidates for directors. See “Director Qualifications and Director Nominee Considerations” and “Board Diversity.”

The Compensation Committee has adopted a written charter, which is reviewed and reassessed annually. The Compensation Committee Charter is available on our website at www.renre.com under “Investor Information—Corporate Governance” and is available in print upon request to any shareholder.

Pursuant to the Compensation Committee Charter and applicable NYSE rules, our Compensation Committee performs an annual self-assessment. In respect of 2012, the Compensation Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of the Compensation Committee Charter and applicable laws and regulations.

The Compensation Committee is responsible, after consideration of the desires of individual Board members and of the input of the Non-Executive Chairman and the Chief Executive Officer, for the assignment of Board members to various committees. Chair assignments are expected to be rotated from time to time, although exceptions may also be made as circumstances warrant (for example, the deepening of relevant expertise). Non-chair assignments are expected to be rotated periodically, though not necessarily within any specified time frame, to promote new perspectives within each committee.

Our Chief Executive Officer, Chief Administrative Officer, and General Counsel participate in the Compensation Committee’s meetings. Other members of management also participate regularly to support the Compensation Committee’s proceedings, or as requested by the Compensation Committee. The Compensation Committee meets regularly in executive session at each of its meetings without members of management present. Our Chief Executive Officer provides the Compensation Committee with strategic context regarding our products, underwriting and operational risks, strategy and performance, and shareholder value-creation over time, as well as advising the Compensation Committee on matters such as the alignment of our incentive plan performance measures with our overall strategy, and the impact of the design of our equity incentive awards on our ability to attract, motivate, and retain highly talented executive officers. The Chief Executive Officer also makes recommendations to the Compensation Committee regarding compensation for current or proposed executive officers, who are supervised by our Chief Executive Officer, including his evaluation of the performance of our Named Executive Officers (other than the Chief Executive Officer), who are currently the senior members of our executive management team. Our Chief Administrative Officer, among other things, provides the Compensation Committee with internal and external analyses regarding the structure and competitiveness of our compensation programs and the details of the design and operation of our various compensation and incentive plans, and provides the Compensation Committee with detailed reviews of the estimated and actual results for the performance measures impacting estimated and actual payments to the executive officers. Our General Counsel is available at meetings to provide input on the Board’s and the Compensation Committee’s governance and legal obligations, and to provide analyses of obligations for developments relating to the legal and regulatory environment applicable to us. Moreover, attendance by the Chief Executive Officer and other members of management facilitates management’s review of this Proxy Statement in order to determine that the Compensation Discussion and Analysis included in this Proxy Statement is appropriate and for purposes of the executive officer certification required by the Sarbanes-Oxley Act of 2002.

Investment and Risk Management Committee

The Investment and Risk Management Committee of the Board presently consists of Messrs. Bushnell, Cooper, and Santomero (Chair). Following the Annual Meeting and concurrent meetings of the Board in May, it is expected that Mr. Gray will commence serving on the Investment and Risk Management Committee. The primary purposes of the Investment and Risk Management Committee, as outlined in its charter, are to assist the Board with oversight of the Company’s (a) investment activities and (b) financial risk management. Our Chief

Financial Officer, Chief Risk Officer, Chief Investment Officer, and the President of RenaissanceRe Ventures Ltd., among other members of management from time to time, participate in the Investment and Risk Management Committee’s meetings. However, the Investment and Risk Management Committee regularly meets in executive session without members of management present.

With respect to investment activities, among other things, the Investment and Risk Management Committee (i) advises the Board regarding the Company’s investment-related activities, including its investment guidelines and benchmarks, specific investment transactions, investment manager review and investment performance; (ii) oversees the development of, maintenance of, and compliance with appropriate investment strategies, guidelines and objectives, including asset allocation, and ensures adequate procedures are in place to monitor adherence to the Company’s investment guidelines; (iii) oversees the means and process by which the Company discharges its fiduciary duties with respect to investment matters to minority investors in the Company’s managed joint ventures; and (iv) oversees the strategic asset allocations of our investment portfolio.

With respect to financial risk management, among other things, the Investment and Risk Management Committee (i) assists the Board in assessing and providing oversight to management relating to the identification and evaluation of the Company’s financial, non-operational risks, which is closely coordinated with the Audit Committee; (ii) oversees the establishment and maintenance of regular reporting systems from management to the Investment and Risk Management Committee with respect to current and projected financial, non-operational risks, and assesses the adequacy of management’s risk assessments and the appropriateness of any significant judgments made by management in such assessments; (iii) regularly inquires of management about significant financial, non-operational risks or exposures and assesses the steps management has taken or plans to take to minimize, offset or tolerate such risks; (iv) reviews and reports to the Board, as appropriate, risks in the Company’s liability portfolios; (v) reviews the process and systems by which the Company manages its third-party credit exposures; and (vi) oversees our corporate risk management, including the financial risk associated with the insurance and reinsurance we write.

The Investment and Risk Management Committee has adopted a written charter, which is reviewed and reassessed annually. The Investment and Risk Management Committee also conducts an annual self-evaluation of its performance including its effectiveness and compliance with its charter. In respect of 2012, the Investment and Risk Management Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of the Investment and Risk Management Committee Charter.

Transaction Committee

The Transaction Committee of the Board presently consists of Messrs. Cooper, Currie, Gibbons, and Levy. The Transaction Committee has the authority of the Board to consider and approve, on behalf of the full Board, certain strategic investments and other possible transactions. The Transaction Committee meets on an as-needed basis and did not meet in 2012.

Offerings Committee

The Offerings Committee of the Board presently consists of Messrs. Currie, Gibbons, and Levy. The Offerings Committee has the authority to consider and approve, on behalf of the full Board, transactions pursuant to RenaissanceRe’s shelf registration program, including setting the terms, amount and price of any such offering. The Offerings Committee meets on an as-needed basis and did not meet in 2012.

Role of the Non-Executive Chairman

Mr. Levy currently serves as the Non-Executive Chairman of the Board. In addition to chairing each meeting of the Board, Mr. Levy’s role as Non-Executive Chairman of the Board includes: (i) the authority to call meetings of the Board; (ii) setting the agendas for the Board meetings and executive sessions to ensure that the

Board members receive the information necessary to fulfill the Board’s primary responsibilities; (iii) chairing executive sessions of the Independent Directors; (iv) briefing the Chief Executive Officer on issues arising in the executive sessions, as appropriate; (v) facilitating discussion among the Independent Directors on key issues and concerns outside of a Board meeting and serving as a non-exclusive conduit to the Chief Executive Officer of the views, concerns, and issues of the Independent Directors; (vi) interviewing candidates for directorship; and (vii) together or in coordination with Mr. Currie, representing the organization in external interactions with certain of the Company’s stakeholders and employees.

Mr. Levy does not serve as a member of the Audit Committee, the Compensation Committee or the Investment and Risk Management Committee, but rather attends such meetings and other functions of the committees on an ex officio basis as the facts and circumstances warrant. As noted, Mr. Levy serves as a member of the Transaction Committee and Offerings Committee of the Board, which meet on an as-needed basis.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the Exchange Act, our directors and executive officers, and any persons holding more than 10% of the outstanding common shares, are required to report their initial ownership of common shares and any subsequent changes in that ownership to the Commission. Specific filing dates for these reports have been established by the Commission, and we are required to disclose in this Proxy Statement any failure by such persons to file these reports in a timely manner during the 2012 fiscal year. Based upon our review of copies of such reports furnished to us, we believe that during the 2012 fiscal year our executive officers and directors and the holders of more than 10% of the outstanding common shares complied with all reporting requirements of Section 16(a) under the Exchange Act, except that the Company inadvertently failed to timely file a Section 16(a) report with respect to common shares sold by Mr. Fonner pursuant to his Rule 10b5-1 trading plan on September 4, 2012 due to the failure of Mr. Fonner’s broker to timely report such sale to the Company. The transaction was reported on December 4, 2012.

Director Share Ownership Guidelines

Our non-executive directors receive the majority of their directors’ compensation in RenaissanceRe equity, and are required to maintain certain ownership levels of common shares during their service. The number of shares that must be held is that number which is equivalent to a five times multiple of the current annual cash retainer applicable to the director (or such lesser amount as the director may have been granted to date). See “Director Compensation—Director Equity Ownership Policy” for more information on our share ownership guidelines. For information on the Independent Directors’ share ownership, see “Security Ownership of Certain Beneficial Owners, Management and Directors.” In addition, our Independent Directors and executive officers are subject to our insider trading policy, which prohibits transactions in our securities outside of “window” periods (except pursuant to previously adopted, approved Rule 10b5-1 plans), including short sales on RenaissanceRe stock, or the purchase or sale of options, puts, calls, straddles, equity swaps, or other derivative securities that are directly linked to RenaissanceRe equity. Our Compensation Committee retains discretion to waive non-compliance with our director equity ownership policy in light of an individual director’s particular facts and circumstances from time to time.

Compensation Committee Interlocks and Insider Participation

No director who served on the Compensation Committee during fiscal year 2012 was, during fiscal year 2012, an officer or employee of the Company or was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of the Company’s directors served as an executive officer at any time during fiscal year 2012.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee oversees RenaissanceRe’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing our financial statements and for the public reporting process. Ernst & Young Ltd., our independent auditors for 2012, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of Ernst & Young Ltd., our independent auditors, for the purpose of preparing or issuing an audit report. In fulfilling its oversight responsibilities, the Audit Committee reviewed (i) management’s assessment of the effectiveness of RenaissanceRe’s internal control over financial reporting and Ernst & Young Ltd.’s evaluation of RenaissanceRe’s internal control over financial reporting and (ii) the audited financial statements in RenaissanceRe’s Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with Ernst & Young Ltd. the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including their judgments as to the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments, all critical accounting policies and practices to be used, material alternative accounting treatments within generally accepted accounting principles discussed with management, and other material written communications between Ernst & Young Ltd. and management. In addition, the Audit Committee has discussed with Ernst & Young Ltd. its independence from both management and RenaissanceRe and has received the written disclosures and the letter from the independent auditors required by Public Company Accounting Oversight Board’s Rule 3526.

The Audit Committee discussed with Ernst & Young Ltd. the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of RenaissanceRe’s internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Commission. The Audit Committee, pursuant to its pre-approval policies and procedures, and the Board have also recommended, subject to shareholder approval, the selection of RenaissanceRe’s independent auditors for the 2013 fiscal year.

Henry Klehm III, Chair

James L. Gibbons

Edward J. Zore

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in this Proxy Statement. Based on the reviews and discussions referred to above, we recommend to the Board that the Compensation Discussion and Analysis appearing below be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, by reference. This report is provided by the following independent directors, who constitute the Compensation Committee:

Jean D. Hamilton, Chair

W. James MacGinnitie

Nicholas L. Trivisonno

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation programs for our fiscal year 2012 Named Executive Officers who were:

•	Neill A. Currie, our Chief Executive Officer;

•	Kevin J. O’Donnell, our President and Global Chief Underwriting Officer;

•	Peter C. Durhager, our Executive Vice President and Chief Administrative Officer;

•	Jeffrey D. Kelly, our Executive Vice President and Chief Financial Officer; and

•	Stephen H. Weinstein, our Senior Vice President, General Counsel, Corporate Secretary, and Chief Compliance Officer

EXECUTIVE SUMMARY

RenaissanceRe achieved strong operating and financial performance in 2012, notwithstanding the impacts of storm Sandy, the second-most costly U.S. natural disaster, and other challenges arising from a distressed global economic environment. Among other things, we achieved:

•	An increase in tangible book value per common share plus change in accumulated dividends of 17.0%;[1]

•	An operating return on average common equity of 12.6%;[1]

•	An increase in gross premiums written of $256.8 million or 20.1%, excluding the impact of net reinstatement premiums written from large losses;

•	Total shareholder returns of 10.8% (following total shareholder returns of 18.6% in 2011 and 21.9% in 2010); and

•	Substantial returns of capital to our investors, including $547.8 million of capital to our shareholders through share repurchases and dividends.

In addition, we believe that 2012 represented a successful year in respect of our long-term strategic objectives and the execution of our 2012 tactical plan. Among other things, we:

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Maintained a portfolio of assumed risks that we judged to be qualitatively attractive and that outperformed peer market comparatives we utilize internally. For example, although we are one of the largest providers of worldwide catastrophic coverages, and known for providing substantial Atlantic windstorm capacity, our net losses from storm Sandy represented 3.9% of our common shareholder’s equity compared to 4.9% for our peer group (see “—The Market for Talent” below for additional information regarding our peer group);

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Executed on a number of tactical decisions that contributed to a well-constructed net portfolio of assumed risks throughout 2012, including our determination to expand capacity in respect of the January renewal season when market conditions were most attractive, our assumed and ceded decisions in respect of the June and July renewal season when market conditions had ceased to improve, and our execution of joint venture and other third-party capital structures;

•	Supported our strong customer relationships by increasing our product offerings to address client demands, in part through innovative third-party capital structures;

[1]	For a reconciliation of tangible book value per common share plus change in accumulated dividends and operating return on average common equity to the most directly comparable GAAP measures, please see Annex A.

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Grew our managed gross international and retrocessional book from 2011 to 2012 reflecting our assessment of then-current risk-adjusted market opportunities in those lines, new product launches and client expansion;

•	Continued to expand our specialty reinsurance line of business by adding key team members, new product offerings, and improved internal risk management tools;

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Continued the growth of our Lloyd’s syndicate consistent with our long-term goals for the business by adding key team members, expanding our portfolio’s diversity and investing in the systems and tools to comply with the evolving regulatory requirements applicable to the Lloyd’s syndicate;

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Furthered our leadership in the deployment of third-party capital in our sector with initiatives that included launching two limited life sidecars, expanded the capital base of DaVinci Reinsurance Ltd., recapitalizing Top Layer Reinsurance Ltd. and broadening our capital markets capabilities;

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Effected substantial capital returns in 2012, notwithstanding our expanded gross written premiums and storm Sandy, including $494.4 million of common share repurchases, $53.4 million of dividends to holders of common shares, $34.9 million of dividends to holders of preference shares and the redemption of $150.0 million of preferred equity securities. In addition, in 2012 and at January 1, 2013, we returned $110.0 million of capital to investors in our DaVinciRe Holdings Ltd. managed joint venture;

•	Maintained all ratings (including our “excellent” ERM rating) despite increased scrutiny on reinsurance companies following the significant 2011 catastrophe losses;

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Successfully implemented a range of other strategic projects including key initiatives related to our investments platform, our suite of risk management tools, the potential advent of Solvency II, our U.S. federal and state government engagement efforts, and other items reviewed, approved and monitored by our Board;

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Retained in 2012 each member of our senior leadership team and each key risk taking executive notwithstanding significant competition for talent in our sector from new or non-traditional competitors as well as from established firms; and

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Maintained a compensation program for fiscal year 2012 whose structure, elements, and incentives incorporate a range of components that we believe help to mitigate potential risks, support our long-term risk management culture and needs, and do not themselves give rise to material risks. For additional information regarding how the Company manages risk, see “Corporate Governance—Risk Oversight—ERM and Executive Compensation”.

Our strong operating and financial performance and other strategic and operational achievements in 2012 contributed to total shareholder returns of 10.8%, which we believe to be strong on an absolute basis in light of market dynamics, but which nonetheless trailed our peer group average. Our quantitative and qualitative performance, and the application of previously approved formulas to aspects of our compensation subject to them, led to the following key compensation actions, determinations and results:

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Establishing our business performance factor (which generally reflects quantitative and qualitative operating and financial measures and is multiplied by an employee’s target bonus amount to determine actual bonus) for our annual incentive cash bonus at 1.39 (or 139% of target);

•	Forfeiting the 2012 tranche of outstanding performances shares as a result of our total shareholder return growth relative to our peers, which for our Chief Executive Officer totaled $2,756,271 (at target), despite total shareholder returns of 10.8% and our price to tangible book value multiple both at the beginning and end of 2012 ranking near the top of our peer group;

•

Promoting Mr. O’Donnell, formerly our Executive Vice President and Global Chief Underwriting Officer, in November 2012 to the position of President and Global Chief Underwriting Officer reflecting expanding responsibilities and a broader strategic role across the organization;

•	Increasing Mr. O’Donnell’s base salary and granting him a special performance share award as a result of the increased scope of his role following his promotion;

•	Maintaining each Named Executive Officers’ (other than Mr. O’Donnell’s) base salary at their 2011 levels;

•	Continuing our policy of not paying tax gross-ups on perquisites for our Named Executive Officers;

•

Sustaining the alignment of the five-year realizable pay of our Chief Executive Officer with total shareholder return and tangible book value per common share, as illustrated under “—Pay and Performance over the Long-Term” below; and

•	Maintaining levels of compensation at-risk for each Named Executive Officer at more than 80%, with fixed pay representing less than 20% of total direct compensation.

The determinations summarized above, and the compensation actions relating to our broader employee team, supported our efforts to weight compensation towards pay-for-performance structures and to support our risk management culture and practices.

In light of the foregoing and for the reasons set forth below, the Compensation Committee recommends that our shareholders vote favorably on this year’s resolution in Proposal 2 to approve 2012 Named Executive Officer compensation.

OUR COMPENSATION PHILOSOPHY

Over time and in light of our business strategy, we have sought to develop a compensation philosophy that both supports and is consistent with our risk-management practices, and that helps to ensure that our compensation programs align our executives and employees with the long-term interests of our shareholders. Our compensation philosophy seeks to reinforce and reward long-term value-creation by motivating our Named Executive Officers through pay practices based substantially on the overall success of the Company. Furthermore, our compensation philosophy seeks to ensure the operational and financial consistency of our Company over the market cycles and earnings volatility that characterize our industry. For a discussion of the application of our compensation philosophy to our performance-based annual incentive bonus, see “—Principal Components of Compensation—Performance-Based Annual Incentive Bonus” below. The key principles of our executive compensation philosophy are as follows:

•	Aligning shareholder and executive interests through significant share ownership and retention requirements;

•

Fostering performance-based compensation by holding a meaningful portion of pay at risk through our performance-based annual incentive bonus and long-term equity program, under which the vesting of awards depends on both shareholder-aligned performance attainment and service requirements;

•	Encouraging a team structure and rewarding team success that has a positive impact on business results; and

•	Managing our compensation programs within the risk profile of our business plan.

THE LINK BETWEEN PAY AND PERFORMANCE

2012 Compensation Determinations

For 2012, compensation realized by our Named Executive Officers in 2012 was below targeted levels, driven by the forfeiture of all performance shares relating to the 2012 performance period. Cash compensation in respect of 2012 increased, driven principally by the increased business performance factor applied to the 2012 annual cash performance bonus as compared to 2011.

2012 Compensation Process and Board Oversight of Pay and Performance

In assessing overall Company performance, the Compensation Committee undertakes a rigorous process pursuant to which specific enumerated goals are established at the beginning of the year and tracked throughout the year. In conjunction with each fiscal year, senior management prepares a strategic plan and outlines a tactical plan for the accomplishment of the objectives of the strategic plan. The strategic plan and material tactical plan components are presented by senior management to the Board for consideration. The Board reviews and approves the Company’s strategic plan and approves key financial and strategic goals and measurements. The attainment of these goals and measures are then reflected in the determination of the business performance factor of our annual cash-based performance bonus (see “—Principal Components of Compensation—Performance-Based Annual Incentive Bonus” below for additional information). Moreover, the compensation of our Named Executive Officers is also evaluated qualitatively in conjunction with the Company’s strategic plan and its execution. At least quarterly, senior management prepares and presents the Company’s progress in respect of the strategic goals and the then-current tactical plan to the Board. In conjunction with a completed year, the performance of the Company as a whole, the Named Executive Officers as a team, and of individual Named Executive Officers is assessed by the Compensation Committee, and the Non-Executive Chairman of the Board. Other members of the Board, including the Chairs of the Audit Committee and the Investment and Risk Management Committee, may participate in and contribute to this process.

2012 Performance Share Results

Whereas our business performance factor is in part measured through financial performance and in part our strategic accomplishments, as assessed through the process outlined above, our performance share program is formulaic. For each grant since inception of our performance share program, the Compensation Committee has established performance thresholds based upon the Company’s total shareholder return relative to our peer group over a three-year period. Comparable total shareholder return has been selected in light of several factors, most significantly, its likely correlation to long-term growth in tangible book value per common share; its amenability to calculation, verification and comparison; and the direct correlation with shareholder results over the performance period. The Compensation Committee may consider and select alternative or supplemental metrics in the future. The performance-based vesting of one-third of the award is determined at the end of each year of the performance period, and all earned shares remain subject to a service-based vesting requirement through the end of the full three-year period. Although, for 2012, we had total shareholder returns of 10.8%, our peer group in general experienced higher total shareholder growth. This primarily resulted from our having maintained strong total shareholder returns of 18.6% through the challenging 2011 fiscal year, which was a period in which our peers generally saw a decline; and when our peers generally experienced a recovery in value in 2012 our relative performance lagged. Given our relative total shareholder return performance for 2012, the tranches related to 2012 performance are not eligible to become vested and will be forfeited following the end of the applicable three-year vesting period; this impacted one-third of the performance shares granted in each of 2010, 2011 and 2012, as shown in the following table:

	Percent of Tranche Vested (as Percent of Target)
	2010	2011	2012
Actual Total Shareholder Return(1)	21.9%	18.6%	10.8%
2010-2012 Performance Share Cycle	164.2%	207.1%	0.0%
2011-2013 Performance Share Cycle	—	207.1%	0.0%
2012-2014 Performance Share Cycle	—	—	0.0%

(1)	Total shareholder return is the increase in share price over a period of time plus the dividends paid during such period, expressed as a percentage of the share price at the beginning of such period.

The target value of the forfeited shares for each of our 2010-2012, 2011-2013 and 2012-2014 performance share cycles and Mr. Currie’s 2010 special performance share award is shown in the table below. The values shown represent the value of the number of performance shares (together with any accrued but unpaid dividends), measured at December 31, 2012, that will be forfeited by the respective Named Executive Officers.

Name	2010-2012 Performance Share Grants - Value of Performance Shares Forfeited at Target(1)
Neill A. Currie	$2,756,721
Kevin J. O’Donnell	$358,413
Peter C. Durhager	$246,174
Jeffrey D. Kelly	$253,832
Stephen H. Weinstein	$189,220

(1)	Based on the closing price of the common shares of $81.26 on December 31, 2012. Excludes Mr. O’Donnell’s special performance share award granted in connection with his promotion in November 2012 as the performance period relating to such grant is 2013-2016.

Pay and Performance over the Long-Term

We believe that the most material measures of the long-term success of our business are total shareholder return and growth in tangible book value per common share. To that end, the Compensation Committee commissioned Towers Watson to provide a third-party independent review of the alignment between historically realized pay and performance for our Named Executive Officers

Pay realized over the short- and long-term and financial performance across key financial measures were compared on a relative basis to our peer group (see “—The Market for Talent” below for additional information regarding our peer group) to determine whether the Company’s performance was aligned with the realizable pay delivered to our Named Executive Officers. For purposes of this analysis, realizable pay is defined for the relevant period as base salary earned, plus actual performance-based incentive bonus paid, plus the fiscal year end value of equity awards as defined by: the in the money value of stock options granted in the period; the value of the restricted stock granted in the period; and/or, the value of the equity underlying performance share or unit awards settled in the period. This analysis was conducted over both one-year and three-year periods for all Named Executive Officers as well as a five-year period for our Chief Executive Officer.

Overall, the review confirmed that there was alignment over all three time periods, with the strongest alignment in the longer-term perspectives consistent with our executive compensation philosophy. Because of the highly volatile nature of our business and industry, we seek to structure our pay programs to align with performance over the long-term.

The following graphs illustrate the alignment of our Chief Executive Officer’s five-year realizable pay, based on the most recently available complete peer group proxy data, with total shareholder return and tangible book value per common share, each as compared to our current peer group over that time.

Advisory Vote on Compensation

Consistent with the shareholder resolution on the frequency of the vote to approve executive compensation, the Compensation Committee has determined to submit an advisory vote on an annual basis.

At our 2012 Annual Meeting, our Say on Pay Proposal resulted in a favorable vote from approximately 98% of shareholders. We believe this high percentage was due to our regular communication with our shareholders and responsiveness to shareholder feedback. In light of this overwhelming support, the Company’s strong performance and the continuing success of our compensation programs, the Compensation Committee made no significant changes to the overall design of our compensation programs during 2012. The Compensation Committee will continue to work to ensure that our Named Executive Officers’ interests are aligned with our shareholders’ interests to support long-term value creation. In addition, we continue to reach out to our largest institutional shareholders and engage them in discussions regarding our executive compensation program.

As noted above, since the inception of our Company, management and the Board have sought to align the interests of our executives and employees with the long-term interests of shareholders through, among other things, a determination to relatively over-weight equity-based compensation as a component of our compensation programs compared to market-competitive levels. We believe this supports our goal of creating long-term value for our shareholders by fostering an ownership culture that promotes our overall compensation philosophy and encourages long-term performance, retention, and shareholder value-creation, and exposes our employees to economic diminishment should our share performance lag. Management and our Compensation Committee balance these goals with active monitoring of our equity-based grant practices and potential for shareholder dilution, in light of prior advisory actions and shareholder and investor communications. Among other things, in determining 2012 equity-based grants, the Compensation Committee and the Board considered the Company’s prior equity grant practices, the currently outstanding awards of restricted shares, options, and premium options, and the impact on shareholder dilution of these instruments and of contemplated grants. Among other things, the Board received analyses of the impact on certain dilution and share plan utilization models used by certain institutional shareholders of the Company and by certain third parties who issue proxy voting recommendations. We have believed, and continue to believe, that our equity-oriented compensation philosophy supports and suits our goal of creating long-term value for our shareholders, of fostering an ownership culture that promotes our overall compensation philosophy and encourages long-term performance, retention, and shareholder value-creation, and of exposing our employees to economic diminishment should our share performance lag. We will also continue to be cognizant of dilution measures and investor dilution parameters in assessing our equity compensation needs.

OUR EXECUTIVE COMPENSATION PROGRAM

Our compensation design framework, outlined below, holds our Named Executive Officers accountable for annual and long-term performance, properly manages compensation-related risk-taking within the parameters of our philosophy, and supports the guiding principles that drive our overall pay philosophy. The table below describes the components of our pay program and how each singularly and collectively supports that philosophy.

Compensation Component	Primary Purpose of Compensation Component	Philosophy Behind Providing Compensation Component

Total Direct Compensation

Salary	Provides a fixed component of compensation that reflects expertise and scope of responsibilities	• Provides a base component of total compensation • Provides objective, market-driven, and competitive pay • Represents a relatively lower contribution in total compensation as seniority increases

Performance-Based Annual Incentive Bonus	Provides at risk pay that reflects annual Company performance and performance against strategic accomplishments	• Fosters the achievement of financial and performance metrics important to shareholders • Reinforces the importance of pre-established strategic accomplishments • Rewards team success

Long-Term Equity-Based Incentives	Provides at risk pay with a long-term focus, subject to both performance- and time-based vesting mechanics

•      Aligns Named Executive Officers’ and long-term shareholders’ interests

•      Reflects long-term performance

•      Retains talent through long-term wealth-creation opportunities

•      Holds executives to significant equity ownership requirements

Other Compensation

Other Benefits and Perquisite Program	Reflects the Bermuda location of our corporate headquarters and expatriate relocation needs as well as specific local market and competitive practices	• Encourages relocation of talented executives to our strategic Bermuda headquarters location • Provides a strong retention element

Although the Compensation Committee has determined not to mandate a specific allocation among the components of pay, it is the Compensation Committee’s policy that a majority of total direct compensation paid to our Named Executive Officers be at risk, with a substantial portion subject to the achievement of performance objectives as well as service-based criteria. The following charts illustrate the relative weighting of fixed and at risk total direct compensation for our Named Executive Officers.

THE MARKET FOR TALENT

We believe that our success depends in large part upon our ability to attract and retain our senior executive officers. Our culture, which we believe to be distinctive and inherent to our strategy, is team-focused and designed to reward team performance. We seek to recruit and retain senior executives who possess a number of specific personal and professional qualities that will make contributions to the ongoing success of the Company. We believe that our requirement that executives possess such criteria limits our available talent pool and makes it critical that we retain our key talent. We are subject to competition to recruit our senior executives and other key employees, exacerbated by the industry-leading returns that we have generated since our inception, our reputation for innovation, and the strong relationships we seek to foster with clients, brokers, capital providers, regulators, and rating agencies. This competition for talent has increased during recent years as a result of, among other things: non-traditional entrants into our industry, such as investment banks, hedge funds and pension funds; the proliferation of third-party capital utilization by numerous insurance and reinsurance companies as well as non-traditional competitors; the growth of markets for catastrophic and specialty risks in emerging locations, which expands competition for the employees we have trained; and the continuing competition to serve customers and capitalize on potential opportunities in our markets arising from the increased demand for the products in which we specialize that we believe reached a culmination in 2012.

In order to ensure that our compensation programs reflect competitive practices and dynamics in our industry, as well as to maintain competitive compensation program designs and levels, the Compensation Committee utilizes market data and compensation ranges of our peer group. For Named Executive Officers, the Compensation Committee focuses on peer analyses provided by its compensation consultants, and may also take into account information from its advisors and management regarding pay practices of competitors who are not subject to the proxy statement filing requirements of the U.S. federal securities laws. In addition, we compare our performance to our peer group for purposes of determining compensation levels under both our performance-based annual incentive bonus and long-term equity incentive programs. For each Named Executive Officer, we generally seek to set target total direct base compensation levels at approximately the 75th percentile of our peer group. However, any Named Executive Officer’s actual compensation may be adjusted based on factors including personal and corporate performance, differences in the role of any Named Executive Officer versus executives in the peer group, variations in reported compensation driven by geographic location and related market practices, and retention needs.

Our Compensation Committee reviews and assesses regularly the membership of the peer group to ensure continued applicability. The peer group is developed by the Company and the Compensation Committee’s independent advisor and reviewed and selected by the Compensation Committee. Our peer group, as selected by our Compensation Committee, reflects those companies with businesses that are relatively similar to ours and that are in relatively similar jurisdictions to ours and from which we seek to attract qualified executives.

Our peer group with respect to 2012 compensation determinations was largely unchanged from 2011, with the exception of the removal of Transatlantic Holdings Inc., which was acquired by Alleghany Corporation in March 2012, and Flagstone Reinsurance Holdings, S.A., which was acquired by Validus Holdings, Ltd. in November 2012. Because our peer group has remained substantially the same over the years, the group provides a fairly consistent measure for comparing executive compensation. The following twelve companies comprised our 2012 peer group:

Allied World Assurance Company Holdings, AG	Everest Re Group, Ltd.
Alterra Capital Holdings Limited	Montpelier Re Holdings Ltd.
Arch Capital Group Ltd.	PartnerRe Ltd.
Aspen Insurance Holdings Limited	Platinum Underwriters Holdings Ltd.
Axis Capital Holdings Limited	White Mountains Insurance Group, Ltd.
Endurance Specialty Holdings Ltd.	Validus Holdings, Ltd.

In February 2013, the Compensation Committee reviewed the composition of the peer group. In connection with this review, the Compensation Committee determined to remove Alterra Capital Holdings Limited for 2013 as a result of its expected acquisition by Markel Corporation in the second quarter of 2013 and to add XL Group plc to our peer group, as recommended by management and agreed to by the Compensation Committee’s independent advisor. The factors considered by the Compensation Committee in connection with its determination to add XL Group plc to our peer group included: XL Group plc’s significant presence in our core businesses, which has increased on a relative basis over the last few years due to our respective expansion into certain sectors and the disposition by XL Group plc of certain businesses and lines in which we do not participate, increasing our relative comparability; the historical and continuing competition for talent between our operations and XL Group plc’s; the fact that XL Group plc has included us in their peer group and we are mutually included as peers by a number of companies in our peer group; and the reduction in our peer group resulting from the acquisitions of Transatlantic Holdings Inc., Flagstone Reinsurance, S.A. and Alterra Capital Holdings Limited as noted above.

We also compete for talent with non-traditional companies, including hedge funds and investment firms such as D.E. Shaw & Co., L.P., Nephila Capital Ltd., Aeolus Re Ltd., S.A.C. Capital Advisors, L.P. (SAC Re), and Third Point LLC (Third Point Re), as well as larger firms, such as ACE Ltd., Hannover Rück SE, Münchener Rückversicherungs-Gesellschaft Aktiengesellschaft in München, Swiss Re and SCOR SE, and the reinsurance operations of Berkshire Hathaway Inc. Although we do not include these firms in our peer group, we try to monitor their applicable practices based on available information and to be cognizant of competitive pressures from these market entrants in our program design and determinations. We expect that our peer group will continue to change as our industry and the market for talent evolves.

PRINCIPAL COMPONENTS OF COMPENSATION

Our Compensation Committee reviews the performance of each of our Named Executive Officers annually to determine appropriate compensation actions and determinations.

For our Chief Executive Officer, the Compensation Committee determined Mr. Currie’s performance for 2012 was strong as he effectively coordinated with the senior management team to develop and to collaboratively lead the execution of our strategic and tactical plans and business priorities. The Compensation Committee favorably reviewed Mr. Currie’s attainments with respect to our leadership development efforts and his continued work with our senior management team, creating development plans and setting challenging assignments for them. As contemplated in conjunction with the restatement and extension of his employment agreement in 2009, Mr. Currie’s annual compensation opportunities above target levels are substantially driven by his 2010 performance share award and by the Company’s attainment of the factors that support our business performance factor.

As noted above, in November 2012, our Executive Vice President and Global Chief Underwriting Officer was promoted to the position of President and Global Chief Underwriting Officer, reflecting significantly expanded responsibilities and a broader strategic role across the organization. In 2012 and prior periods, Mr. O’Donnell successfully executed on key aspects of our strategic and tactical plans, including efforts to grow and optimize the Company’s assumed risk portfolios, all of which have reported to Mr. O’Donnell since 2011; to expand the Company’s operating and underwriting platforms through new corporate entities and underwriting platforms; to enhance the Company’s executive development and collaboration programs; and to maintain and enhance the Company’s enterprise-wide risk management systems and practices. In 2012, Mr. O’Donnell also assumed an expanded role in respect of the Company’s strategic plan development and execution, in support of our public holding company corporate governance, and in leadership of our senior most executive committees and bodies.

In recognition of Mr. O’Donnell’s expanded role, following his promotion in November 2012, he received a base salary increase in November 2012 of 6.7%, from $750,000 to $800,000 per year. Reflecting the expanded long-term strategic focus of his position, consistent with our ongoing equity compensation program, Mr. O’Donnell was awarded a special performance equity award with a grant date value of $2 million, assuming target performance under the performance shares. The shares issued were comprised of (i) 19,132 restricted shares and (ii) 15,943 performance shares, which amount represents the number of shares that would be issued if maximum performance is attained (i.e., 250% of target). For a detailed description of the terms of the equity awards granted to Mr. O’Donnell, see “—Principal Components of Compensation—Long-Term Equity-Based Incentive” below.

For our other Named Executive Officers, the Compensation Committee determined performance was strong and the team as a whole executed on the key aspects of our strategic and tactical plans, as described in detail above. The Compensation Committee noted that the successful attainment of the strategic and tactical initiatives that drove our financial and operating results were led individually by a Named Executive Officer or by teams of our Named Executive Officers. In addition, the Compensation Committee favorably assessed the partnership culture among our extended leadership and strong focus on strategic initiatives, leading to increased inclusiveness and integrated views in strategic planning and execution monitoring processes.

After deliberation, the Compensation Committee determined to effect no changes to the compensation packages of our Named Executive Officers other than the changes in respect of Mr. O’Donnell’s promotion. All 2012 compensation determinations are discussed in detail below.

Salary

Salaries for our Named Executive Officers are based on several factors, including (i) the scope of job responsibilities, (ii) experience, (iii) expertise, (iv) performance, (v) our internal salary grade structure, which contemplates level and location (for all employees other than our Chief Executive Officer), and (vi) competitive market compensation.

Other than Mr. O’Donnell, none of our Named Executive Officers received an increase to base salary for 2012, as reflected in the table below. As described above, Mr. O’Donnell received a 6.7% increase to his base salary effective November 13, 2012 in connection with his promotion to the position of President and Global Chief Underwriting Officer and to reflect his significantly expanded responsibilities and broader strategic role across the organization. The amounts shown in the table below for 2011 and 2012 reflect base salaries as established by the Compensation Committee for the compensation cycle year beginning in April of each respective year; amounts actually paid in a calendar year reflect the impacts of the timing of any changes, as shown in the Summary Compensation Table below.

Name	2011 Base Salary	2012 Base Salary	Percent Change (2011 to 2012)
Neill A. Currie	$1,055,800	$1,055,800	0.0%
Kevin J. O’Donnell	$750,000	$800,000	6.7%
Peter C. Durhager	$479,500	$479,500	0.0%
Jeffrey D. Kelly	$591,250	$591,250	0.0%
Stephen H. Weinstein	$463,500	$463,500	0.0%

Performance-Based Annual Incentive Bonus

As noted above, our compensation program is weighted heavily toward at risk pay that reflects the Company’s overall financial success and the achievement of our key strategic drivers that contribute to long-term shareholder value creation. An important component of our at-risk pay program is our performance-based annual incentive bonus, which depends on our attainment of certain financial measures and strategic and operating accomplishments and which consists of both quantitative and qualitative objectives, for the relevant year. In accordance with SEC reporting rules, amounts paid pursuant to our annual incentive bonus program are classified in the Summary Compensation Table and other tabular disclosure below as “non-equity incentive plan compensation.”

The incentive and performance-based components of our compensation program are designed in part to support and enhance our underwriting philosophy, which recognizes and reflects the significant volatility in our business (in which, for example, financial performance in any fiscal period is materially impacted by the occurrence or non-occurrence of catastrophic events) and the need for qualitatively strong strategic and tactical execution to sustain and grow shareholder value over time. In light of this, the Compensation Committee and management believe that quantitative results should be a primary measure of executive performance, but not the sole measure. Accordingly, the Compensation Committee determines performance-based annual incentive bonuses considering results against both financial and strategic goals, both quantitative and qualitative. For determining performance-based annual incentive bonuses in 2012, consistent with prior years, financial objectives were given a weighting of 67% and strategic accomplishments were given a weighting of 33%. All of the factors chosen by the Compensation Committee to calculate performance-based annual incentive bonuses are considered by the Compensation Committee to be principal drivers in the creation of total shareholder return and growth in tangible book value per common share over time, and the overall success of our business.

At its first regular quarterly meeting of a given year, our Compensation Committee reviews the performance of the Company for the immediately prior year to establish an overall “business performance factor.” The final business performance factor may range from 0 to 1.50 (or 0% to 150% of target) in any given year. This factor is then multiplied by each employee’s target bonus amount to determine the actual bonus award of our employees Company-wide, including our Named Executive Officers. The business performance factor equals the aggregate sum of the outcomes for each performance criterion, calculated as the percentage achievement multiplied by its relative weight (as illustrated in the table below). The criteria and potential ranges of these individual components vary, but can result in a final business performance factor of no greater than 1.50. For fiscal year 2012, the Compensation Committee established an overall business performance factor of 1.39 (or 139% of target), based on our actual performance achievements, which was applied to all employees with limited exceptions.

Once determined, the business performance factor is applied, with limited exceptions, to all Company employees, which we believe fosters relative internal pay equity and aligns employees with overall corporate results in a manner consistent with our team-based compensation philosophy and organizational culture. A Named Executive Officer’s actual performance-based bonus amount may be adjusted by the Compensation Committee up or down in order to reflect special circumstances. Similarly, supervisors may make adjustments to the actual bonus amount for other individual employees with the approval of appropriate senior management. For 2012, the business performance factor was applied to the Named Executive Officers’ target bonus without adjustment.

The table below shows the key performance metrics that the Compensation Committee considered in establishing the overall business performance factor for 2012 and the resulting scores on all measures. These metrics are representative of the Company’s current strategy and align with the various components of the Company’s compensation philosophy, which, when taken together, are designed to effectively and appropriately motivate our employees and provide for alignment with our long-term corporate objectives.

Performance Metric	Baseline for Measurement	Actual Performance	Raw Business Performance Factor Components	Weighting	Weighted Business Performance Factor Components
Operating Return on Average Common Equity	Actual vs. Peer Average(1)	12.6%	1.57	33 1/3%	0.53
Operating Earnings Per Share	Actual vs. Budget	$7.93	1.23	16 2/3%	0.20
Gross Written Premiums (in thousands of U.S. dollars)	Actual vs. Budget	$1,551,591	0.99	16 2/3%	0.16
Strategic Accomplishments	Pre-Established Goals	1.5x	1.50	33 1/3%	0.50
Business Performance Factor					1.39

(1)	For purposes of calculating the relative portion of our business performance factor, we compare our performance to our peer group for 2012 as described above as well as ACE Ltd. and XL Group plc.

The majority of the measures in the performance-based annual incentive bonus are financial and determined by comparing actual results to goals established in the beginning of the year. Our business performance factor increased from 2011 largely as result of our strong operating return on average common equity and operating earnings per share, which had raw business performance factor components of 0.48 and 0.0, respectively, in 2011.

As illustrated in the table above, the factor for the strategic accomplishments portion of the business performance factor was set at 1.50, reflecting that 2012 represented a successful year in respect of our long-term strategic objectives and the execution of our 2012 tactical plan as summarized in the Executive Summary section above.

Our current compensation structure for Named Executive Officers establishes a target bonus amount as a percentage of the executive’s bonus basis, which is shown in the table below. For years prior to 2011, the bonus basis was a target salary derived from our internal salary grade structure. During 2011, we implemented a Company-wide policy to base bonuses on actual, rather than target salaries. To avoid penalizing employees whose actual salaries are below target, during a transition period, the bonus basis is the higher of actual and target salary, with the exception of Mr. Weinstein, whose bonus for 2012 was based on actual salary as a result of a promotion to a higher grade level and corresponding target bonus percentage in April 2012.

The following table provides our target and actual bonuses for each Named Executive Officer and the basis for determining that bonus.

Name	Base Salary At December 31, 2012	Bonus Basis	2012 Target Bonus(1)		Dollar Value of 2012 Actual Bonus
			Percent of Bonus Basis	Dollar Value
Neill A. Currie	$1,055,800	$1,055,800	165%	$1,742,070	$2,421,477
Kevin J. O’Donnell	$800,000	$800,000	125%	$1,000,000	$1,390,000
Peter C. Durhager	$479,500	$554,400	110%	$609,840	$847,678
Jeffrey D. Kelly	$591,250	$591,250	110%	$650,375	$904,021
Stephen H. Weinstein	$463,500	$463,500	110%	$509,850	$708,692

(1)	Unless otherwise indicated, the term “bonus” as used in the tables in this Compensation Discussion and Analysis refers to cash bonus paid pursuant to the performance-based annual incentive bonus plan.

Long-Term Equity-Based Incentive

Whereas our annual cash bonuses represent immediate recognition of the prior year’s corporate performance, we believe that our equity incentive awards link the compensation of our Named Executive Officers directly to the attainment of corporate performance over the long-term. These awards make up a significant component of total direct compensation, which we believe supports and strengthens our pay-for-performance philosophy and aligns with our goal of creating long-term value for our shareholders.

In 2012, we granted to our Named Executive Officers, a blend of long-term equity awards, 25% of which were subject to performance vesting as well as continued service requirements, and 75% of which were subject solely to service requirements. We believe that a blend of awards encourages long-term performance, retention, and shareholder value-creation and supports an ownership culture.

Target long-term incentive award values for 2012 are determined using a percentage of long-term incentive basis, which is determined in a manner consistent with the process to determine the bonus basis described above, using the executive’s base salary as of April 1, 2012 as the executives’ actual base salary.

Name	Base Salary at April 1, 2012	LTI Basis	2012 Target Equity Award Level		2012 Target Equity Award Allocation
			Percent of LTI Basis	Dollar Value	Performance Shares(1)	Time-Vested Restricted Stock
Neill A. Currie	$1,055,800	$1,055,800	300%	$3,167,400	$791,850	$2,375,550
Kevin J. O’Donnell	$750,000	$750,000	240%	$1,800,000	$450,000	$1,350,000
Peter C. Durhager	$479,500	$554,400	218%	$1,208,592	$302,148	$906,444
Jeffrey D. Kelly	$591,250	$591,250	218%	$1,288,925	$322,231	$966,694
Stephen H. Weinstein	$463,500	$463,500	218%	$1,010,430	$252,608	$757,823

(1)	The values of the performance shares are set at target based on the closing price of our common shares on the date of grant. In accordance with applicable SEC rules, the amounts disclosed in the Summary Compensation Table are based on the grant date fair values, which differ from the amounts set forth herein.

Performance Share Plan Mechanics. Beginning in 2010, the Compensation Committee determined that grants of performance shares will vest based upon the Company’s total shareholder return relative to our peer group over a three-year period. The performance-based vesting level of one-third of the award is determined at the end of each year of the performance period based on that year’s performance, and all earned shares remain subject to a service-based vesting requirement through the end of the full three-year period.

The total shareholder return hurdles and corresponding vesting levels for the 2010, 2011 and 2012 award cycles are set forth in the following table:

Hurdle	Total Shareholder Return Relative to Peers	Vesting Level (as Percent of Target)
Threshold	35th Percentile	0%
Target	50th Percentile	100%
Maximum	100th Percentile	250%

Vesting at intermediate performance levels is based upon a linear interpolation between threshold and target (6.67% of target for each percentile increase in performance), or between target and maximum (3% of target for each percentile increase in performance), as applicable. To accommodate the potential attainment of the maximum performance, we issue unvested performance shares at the maximum level of payout (250% of target). If less than maximum performance is attained, a proportionate number of shares will not vest and will be forfeited.

Pursuant to the terms of the Performance Share Plan, the Compensation Committee may consider downward adjustments in conjunction with any vesting of performance shares but may not effect upward adjustments. For information regarding treatment of performance shares upon a termination or a change in control, see “Potential Payments Upon a Termination or Change in Control” below.

Performance Share Vesting Through 2012. At the end of fiscal year 2012, the attainment of total shareholder return relative to our peer group was measured for the final tranche of the performance shares granted during 2010, the second tranche of the performance shares granted during 2011 and the first tranche of the performance shares granted during 2012. The following table illustrates actual performance through 2012 for performance shares granted as part of our annual grants in 2010, 2011 and 2012, based on our total shareholder return relative to the established peer group.

	Percent of Tranche Vested (as Percent of Target)
	2010	2011	2012
Actual Total Shareholder Return(1)	21.9%	18.6%	10.8%
2010-2012 Performance Share Cycle	164.2%	207.1%	0.0%
2011-2013 Performance Share Cycle	—	207.1%	0.0%
2012-2014 Performance Share Cycle	—	—	0.0%

(1)	Total shareholder return is the increase in share price over a period of time plus the dividends paid during such period, expressed as a percentage of the share price at the beginning of such period.

Equity Grant Practices. Other than with respect to special awards that the Compensation Committee may determine to grant from time to time to reflect promotions, special achievements, new hires, or retention needs, the Compensation Committee makes determinations with respect to long-term incentive awards at its February meeting each year. It is our current practice for approved grants to be awarded on March 1st (or the next succeeding business day). The date of grant for new-hire equity awards will generally be the third business day following the release date of the Company’s next subsequent quarterly financial results following the new hire’s actual start date. Grants of time-vested restricted shares typically vest in four equal annual installments subject to continued service with the Company and, subject to achievement of applicable performance measures, ordinary grants of performance shares typically are earned in three equal annual installments and vest following three years of continued service with the Company.

Dividends. Dividends are generally payable currently with respect to time-vested restricted shares. In connection with a grant of performance shares, the grantee will receive the right to any accrued dividends declared and paid on unvested shares, to be paid without interest at the same time as the underlying shares vest. Dividends accrued and unpaid on forfeited performance shares, however, will be forfeited.

Special Awards

2010 Chief Executive Officer Performance Share Award. In February 2010, Mr. Currie was granted a special performance share award in connection with the restatement and extension of his employment agreement in February 2009. Mr. Currie’s special award is subject to vesting based on total shareholder return relative to our peer group over a four-year period. Mr. Currie’s special performance share award is subject to the total shareholder return hurdles and corresponding vesting levels set forth in the following table:

Hurdle	Total Shareholder Return Relative to Peers	Vesting Level (as Percent of Target)
Threshold	35th Percentile	0%
Target	50th Percentile	100%
Maximum	75th Percentile	175%

The Company’s total shareholder return relative to our peer group in 2010, 2011 and 2012 resulted in a vesting level, as a percentage of target, equal to 164.2% for the 2010 vesting tranche, 175% for the 2011 vesting tranche and 0% for the 2012 vesting tranche. Unlike the performance shares granted to the other Named Executive Officers, Mr. Currie is not entitled to any dividends or other payments on unvested performance shares granted in connection with this special award.

2012 Promotion Award for President and Global Chief Underwriting Officer. As described above, in November 2012, Mr. O’Donnell was promoted to President and Global Chief Underwriting Officer, and reflecting the expanded long-term strategic focus of his new position, Mr. O’Donnell was awarded a special performance equity award with a grant date value of $2.0 million, assuming target performance under the performance shares. The shares issued were comprised of (i) 19,132 restricted shares and (ii) 15,943 performance shares, which amount represents the number of shares that would be issued if maximum performance is attained (i.e., 250% of target). Mr. O’Donnell’s restricted share award will vest in four equal installments on each of the first four anniversaries of the date of grant, provided Mr. O’Donnell has remained continuously employed with the Company on each such vesting date. Mr. O’Donnell’s performance shares are subject to vesting based on total shareholder return relative to our peer group over four years. The performance shares will be earned in four equal tranches and the performance-based vesting level of each tranche will be determined at the end of each year of the performance-period. All earned shares from the first and second vesting tranches remain subject to a service-based vesting requirement through the end of the second calendar year in the performance-period and all earned shares from the third and fourth vesting tranches remain subject to a service-based vesting requirement through the full four-year period. Each vesting tranche is subject to the same total shareholder return hurdles as the performance shares granted to the Named Executive Officers during the annual grant cycle and as described above.

Equity Ownership and Retention Requirements. In keeping with our overall compensation philosophy, our Named Executive Officers are subject to a robust equity ownership policy, which is designed to maintain equity ownership at levels high enough to assure our shareholders of our executives’ commitment to long-term value creation. Under our guidelines, our executives are required to maintain a level of our equity with a value equal to a multiple of salary as follows:

•	7.5 times actual salary for our Chief Executive Officer; and

•	4.5 times target salary by grade for our other Named Executive Officers.

Equity ownership is calculated by including the value of common shares owned outright, time-vested restricted shares, target number of performance shares, and the spread value of vested “in-the-money” options. Until and unless ownership requirements are satisfied, a Named Executive Officer is not permitted to sell any of the equity granted to him, other than automatic dispositions for tax withholding.

As of December 31, 2012, all of our Named Executive Officers had satisfied their ownership requirements. The table below shows the holdings for our Named Executive Officers as of December 31, 2012.

	Equity Ownership at Fiscal Year-End		Years of Service at Fiscal Year- End
Name	Multiple of Target Salary	Dollar Value(1)
Neill A. Currie	42.7	$45,114,001	11.4
Kevin J. O’Donnell	24.3	$17,988,464	16.1
Peter C. Durhager	16.2	$9,008,791	9.6
Jeffrey D. Kelly	7.8	$4,329,533	3.5
Stephen H. Weinstein	25.2	$13,950,579	10.9

(1)	Based on closing price of the common shares of $81.26 on December 31, 2012, the final business day of calendar year 2012.

Our Compensation Committee retains the discretion to approve transactions outside of the guidelines in light of an individual’s facts and circumstances; however, to date, we have not done so in respect of a Named Executive Officer.

Insider Trading Policies. Our employees, including our Named Executive Officers and directors, are subject to our insider trading policy, which prohibits:

•	transactions in our securities outside of “window” periods (except pursuant to previously adopted, approved Rule 10b5-1 plans);

•	employees and directors and their designees from directly hedging the market value of any RenaissanceRe securities; and

•

employees and directors and designees from engaging in short sales of, or margin loans on, RenaissanceRe securities. It is the Board’s view that such activities are against the interest of the Company’s shareholders and could cause significant repercussions to the Company and its shareholders if allowed.

Other Benefits and Perquisites; Elimination of Income Tax Gross-ups; Limitations and Changes

Our Named Executive Officers participate in a perquisite and benefit program that, in conjunction with the other components of our compensation program, seeks to accomplish the goal of attracting and retaining key talent to our strategic Bermuda headquarters. Given the unique challenges of the Bermuda market, including travel to and from the island and the cost of living and maintaining a residence, we provide benefits and perquisites that are consistent with others operating in this market and are necessary for recruitment and retention purposes.

Effective May 2011, we eliminated U.S. federal income tax gross-ups on perquisites for our Named Executive Officers. Since then the Compensation Committee continued to make changes to our benefit and perquisite program. Specifically, in 2012, the Compensation Committee discontinued the Company’s payment for the Chief Executive Officer’s non-business related personal use of the corporate aircraft. Mr. Currie will still receive 24 trips per calendar year in respect of his business commute to his sole office location in Bermuda. Mr. Currie is now required to pay the variable cost per hour for any personal usage. Commencing in February 2013, interested Named Executive Officers have the opportunity to use the corporate aircraft in addition to business use and their 25 hours of Company-funded personal use, provided they pay the variable cost per hour for the additional personal usage. See “Certain Relationships and Related Transactions – Currie Agreement Relating to Use of Company Aircraft” above for additional information.

CHANGE IN CONTROL AND POST-TERMINATION PAYMENTS

Upon qualifying terminations of employment as well as upon a change in control, the Named Executive Officers may be entitled to receive certain vesting of equity-based awards pursuant to the terms of our equity compensation plans and their respective employment agreements, and upon certain qualifying terminations of employment, the Named Executive Officers may be entitled to receive certain other severance payments and benefits pursuant to the terms of their respective employment agreements (which payments and benefits may be enhanced if such a termination occurs in connection with a change in control). The Compensation Committee views other post-termination payments primarily as consideration for certain restrictive covenants applicable to our executives following certain terminations, which we believe are essential to the protection of the Company’s business, in particular given the specialized market in which the Company competes. In addition, the Compensation Committee believes that both the change in control and post-termination payments and benefits are necessary components of a competitive compensation program.

In February 2013, Mr. Currie’s employment agreement was amended to conform the treatment of his performance shares (other than the performance shares he was granted in 2010), on certain terminations of employment or in connection with a change in control, with the employment agreements of the other Named Executive Officers and senior executive officers of the Company.

In April 2013, in connection with the Compensation Committee’s decision to amend certain aspects of its compensation programs and agreements relating to equity vesting upon a termination of employment, the employment agreements of each member of our executive committee, including our Named Executive Officers, were amended. The amendments are designed to enhance aspects of our risk management and retention needs and to further align the interests of the Company’s shareholders and each of these executives by providing each of the executives with a continued interest in the Company’s performance following certain qualifying terminations, and by eliminating the rights of those executives to receive accelerated vesting of outstanding equity awards while still employed by the Company upon reaching retirement eligibility.

The amendments to the employment agreements provide that all performance shares held by the executive upon a termination (other than a termination by the Company for cause or the executive without good reason) will remain outstanding through the applicable performance period and will vest based on the actual level of achievement of the applicable performance goals at such time or times as would have been the case if the executive had remained employed through all applicable service vesting periods.

In addition, in connection with the amendments to their respective employment agreements, each member of our executive committee, including our Named Executive Officers, who have yet to reach the date on which their age and years of service equals 65 (subject to a minimum of five years of service), have agreed to waive their right pursuant to their employment agreements to an acceleration of certain outstanding unvested equity on the attainment of such retirement eligibility date. These waivers are applicable to all currently outstanding and future equity grants. Management and the Compensation Committee determined that these changes will enhance the retentive power of our long-term-incentive awards, including both annual compensation awards and special performance awards, and further encourage long-term alignment with our senior most executive team and our shareholders.

For additional information see “Potential Payments Upon a Termination or Change in Control” below.

ADJUSTMENT OR RECOVERY OF COMPENSATION DUE TO EXECUTIVE MISCONDUCT

If our Board were to determine that an executive officer has engaged in fraudulent or intentional misconduct, our Board would take action to remedy the misconduct, prevent its recurrence, and impose discipline as appropriate in light of the facts and circumstances, including, without limitation, (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, and (iii) if the misconduct resulted in a significant restatement of the Company’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that was greater than would have been paid or awarded if calculated based upon the restated financial results. These remedies would be in addition to, and not in lieu of, any actions that might be imposed by law enforcement agencies, regulators, or other authorities. The Company also has a right to set off against certain amounts owing to the executive officers should they engage in certain activities that are detrimental to the Company.

The employment agreement between Mr. Currie and the Company provides that, among other things, Mr. Currie’s incentive compensation (including both cash bonuses and equity awards) that is determined to have been earned based upon financial statements that were subsequently restated may be clawed back, or forfeited if unpaid, to the extent that such compensation would not have been earned based upon the restated financials. If the related restatement is determined to have been due to Mr. Currie’s misconduct, the clawback would apply to such compensation paid within 60 months following the Company’s first filing with the SEC containing the financial statement that was restated. For restatements not determined to have been due to Mr. Currie’s misconduct, the Company’s clawback rights shall apply only to such compensation paid within 24 months following the first SEC filing containing the financial statement that was restated. In addition, the Company’s clawback rights also apply to gains realized on sales of securities in the 12 months following the first SEC filing containing a financial statement that is ultimately restated due to Mr. Currie’s misconduct.

COMPENSATION AND RISK MANAGEMENT

In conjunction with our enterprise-wide risk management practices (including our “excellent” ERM rating), as well as our strategic and operational planning, management of the Company reviews regularly senior executive compensation and our firm-wide compensation programs and policies in an ongoing effort to manage within the risk profile of our business plan (for additional information see above under “Corporate Governance; Risk Oversight”). Senior executives from our risk, legal and compliance, administrative, finance, and audit functions, as well as the Board’s outside compensation consultants, are involved in this review process, which is conducted under the oversight of the Compensation Committee and includes the following processes:

•	Management reports quarterly to the Board with regard to overall ERM, including the risks associated with our compensation programs;

•	Management regularly reviews and prepares dashboards, reports and other analytics on risk activities;

•	The Compensation Committee’s outside advisors opine and advise management and the Committee in terms of the appropriate risk profile of our compensation programs;

•	The Compensation Committee and other key Board members annually interview leaders in our risk, finance, compliance and claims reserves functions with regard to compensation program risk; and

•

Management regularly reports to the Compensation Committee its views regarding the compensation program components and elements that it believes will help to mitigate potential risks and support the Company’s long-term risk management culture and needs, in light of the Company’s evolving strategic plans, operating profile and external requirements.

Through this review and its regular interface with the Investment and Risk Management Committee, the Company has concluded that our compensation structure, elements, and incentives for fiscal year 2012 are not reasonably likely to have a material adverse effect on the Company.

GOVERNANCE AND COMPENSATION PROCESS

The Role of the Compensation Committee

Our Compensation Committee consists of directors who meet the independence requirements of the New York Stock Exchange and, subject where applicable to ratification by the Board, retains the final authority with respect to our compensation, benefit, and perquisite programs. The Compensation Committee meets at least quarterly and reviews regularly our compensation philosophy and programs. Compensation Committee meetings may include other members of the Board (including our Non-Executive Chairman of the Board, who serves as an ex officio member), members of management, and third-party advisors. A portion of each meeting is spent in executive session in which no members of management are present. Neither the Non-Executive Chairman of the Board nor any other non-members may vote on Compensation Committee matters.

In connection with its annual compensation determination process, the Compensation Committee engages in an annual performance assessment of each Named Executive Officer, focusing on each executive’s contribution during the fiscal year, and if applicable, the level of achievement of any specific individual goals. With respect to Named Executive Officers other than himself, Mr. Currie presents the Compensation Committee with his assessment of each executive’s relative performance with respect to the above-mentioned categories for such fiscal year.

Annual compensation determinations are made generally during the first calendar quarter of each year, after our audited year-end financial information and third-party information (including reports from our compensation consultants) have been provided to our Compensation Committee and after compensation recommendations have been submitted by Mr. Currie for our other Named Executive Officers. Decisions made by the Compensation Committee during the regular first quarter meeting include performance-based annual incentive bonus determinations in respect of the prior fiscal year as well as equity award grants and any salary adjustments to take effect for the then-current year.

The Use of Third-Party Advisors

Pursuant to its charter, our Compensation Committee has the authority to retain and to terminate any compensation consultant to assist with the Compensation Committee’s evaluation of executive compensation. Our Compensation Committee has retained consultants in the past for the purposes of, among other things, obtaining market intelligence on compensation trends, views and recommendations with respect to our compensation programs, and analyses and recommendations with respect to the amount or form of senior executive and director compensation.

During 2012, the Compensation Committee continued its retention of Mercer (US) Inc. (“Mercer”). Neither any member of management nor any member of the Compensation Committee has any contractual or pecuniary arrangement with Mercer. Mercer is a wholly owned subsidiary of Marsh & McLennan Companies, Inc., other subsidiaries of which acted as a broker or agent with respect to 22% of our gross premiums written and 17.3% of ceded written premiums in 2012. During 2012, each of Mercer and Oliver Wyman Group, another wholly owned subsidiary of Marsh & McLennan Companies, Inc., and an affiliate of Mercer, performed compensation advisory and other services on behalf of the Compensation Committee and the Company. We incurred fees in 2012 in respect of these engagements totaling $418,884 for compensation advisory and related services and $1,501,402 for all other services. No individual consultant or personnel who provided compensation or advisory services received any additional compensation as a result of Mercer providing these other services. The Compensation Committee approved fees for all of these services.

The Compensation Committee also continued its retention of Towers Watson to provide a critical review of the current state of the Company’s compensation programs and insights on the continued evolution of our compensation programs in light of changing dynamics in the area of executive compensation, competitive factors, and the Company’s strategy. Neither any member of management nor any current member of the Compensation Committee has any contractual or pecuniary arrangement with Towers Watson. Mr. MacGinnitie, arising from his employment in the actuarial operations of a Towers Watson predecessor prior to 1995, receives certain retirement and medical benefits from Towers Watson. During 2012, Towers Watson acted as a broker or agent with respect to 1.5% of our gross written premiums and Tillinghast, an affiliate of Towers Watson, provided other non-consulting services to the Company, including certain actuarial services. We incurred fees in 2012 in respect of these engagements totaling $100,633 for compensation advisory and related services and $679,380 for all other services. No individual consultant or personnel who provided compensation or advisory services received any additional compensation as a result of Towers Watson providing these other services.

The Compensation Committee regularly reviews and discusses the independence of Mercer and Towers Watson and has received an opinion from both Mercer and Towers Watson as to their independence. The Compensation Committee has assessed the independence of both Mercer and Towers Watson pursuant to the SEC rules and concluded that no conflict of interest exists that would prevent either Mercer or Towers Watson from regularly representing and advising the Compensation Committee.

SUMMARY COMPENSATION TABLE

The following table sets forth compensation for our Named Executive Officers in fiscal years 2010, 2011, and 2012.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4)(5) ($)	Total ($)
Neill A. Currie Chief Executive Officer	2012 2011 2010	1,055,800 1,049,350 1,022,500	— — 2,613,105	3,134,561 3,167,354 9,304,754	2,421,477 1,463,339 —	784,020 1,022,767 1,459,470	7,395,858 6,702,810 14,399,829
Kevin J. O’Donnell President and Global Chief Underwriting Officer	2012 2011 2010	756,818 718,021 618,750	— — 1,385,820	3,818,644 1,786,996 1,734,893	1,390,000 787,500 —	597,352 700,768 703,573	6,562,814 3,993,285 4,443,036
Peter C. Durhager Executive Vice President and Chief Administrative Officer	2012 2011 2010	479,500 470,604 422,700	— — 914,760	1,195,969 1,252,992 1,216,373	847,678 512,266 —	347,585 434,143 342,616	2,870,732 2,670,005 2,896,449
Jeffrey D. Kelly Executive Vice President and Chief Financial Officer	2012 2011 2010	591,250 575,560 536,850	— — 914,760	1,275,511 1,252,992 1,516,354	904,021 546,315 —	466,359 509,014 443,193	3,237,141 2,883,881 3,411,157
Stephen H. Weinstein Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer	2012 2011 2010	463,500 443,166 385,200	— — 633,450	999,857 887,860 1,362,044	708,692 428,274 —	500,196 568,158 635,837	2,672,245 2,327,458 3,016,531
(1)	This column reflects each Named Executive Officer’s principal position as of the date of this Proxy Statement.

(2)	This column represents the aggregate grant date fair value of stock awards granted to our Named Executive Officers in each of 2010, 2011, and 2012, determined under FASB ASC Topic 718, Compensation—Stock Compensation. The value of the service-based vesting restricted shares is determined based on the closing price of our common shares on the grant date. The value of the performance shares is determined by a Monte Carlo simulation model that calculates a fair value per vesting tranche, which is applied to the target number of performance shares per tranche on the grant date. These values exclude the accounting effect of any estimate of future service-based forfeitures and do not necessarily correspond to the actual level that might be realized by the Named Executive Officers. A detailed discussion of our performance share program may be found above under “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentive” and the economic value of awards is discussed in the “Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table” below. For information on the valuation assumptions with respect to awards made during 2012, refer to RenaissanceRe’s Stock Incentive Compensation and Employee Benefit Plans at Note 17 in its financial statements for 2012, as included in its Annual Report on Form 10-K for 2012, as filed with the SEC.

(3)	The amounts shown in this column constitute the performance-based annual incentive bonuses paid to each Named Executive Officer based on the Compensation Committee’s evaluation at its first quarterly meeting of each year of the Company’s and each such officer’s performance in the immediately preceding year. The figures listed relate to performance for the year listed but are paid in the following year. For example, the figures for 2012 relate to performance for the year ended December 31, 2012, but were paid in March 2013. In light of the rigorous and formulaic application of the performance metrics for the determination of our performance-based annual incentive bonuses for 2012, as described in detail above under “Compensation Discussion and Analysis—Principal Components of Compensation—Performance-Based Annual Incentive Bonus,” SEC rules require disclosure of these amounts for 2012 as “Non-Equity Incentive Plan Compensation,” not “Bonus” compensation. For more information on the target and maximum bonus opportunities for our Named Executive Officers pursuant to our performance-based annual incentive bonus program, see the Grants of Plan-Based Awards table below.

(4)	See the All Other Compensation Table and the Other Benefits Table provided below for more information and analysis of the amounts included in the All Other Compensation column for 2012.

ALL OTHER COMPENSATION TABLE

Name	Tax Gross-Up(1) ($)	Company 401(k)/ Pension Matching Contribution(2) ($)	Value of Life Insurance Premiums(3) ($)	Prepaid Non- Compete Consideration(4) ($)	Other Benefits(5) ($)	Total Other Compensation ($)
Neill A. Currie	8,468	15,000	5,840	51,600	703,112	784,020
Kevin J. O’Donnell	9,395	15,000	5,840	125,000	442,117	597,352
Peter C. Durhager	—	15,000	5,601	29,500	297,484	347,585
Jeffrey D. Kelly	15,212	15,000	5,840	—	430,307	466,359
Stephen H. Weinstein	16,432	15,000	4,789	63,500	400,475	500,196

(1)	The Company eliminated U.S. federal income tax gross-ups on perquisites for the Named Executive Officers, effective May 2011. It is the Company’s policy to make all gross-up payments in March of the year following the year in which the related perquisite was provided. The amounts reported in this column reflect tax gross-ups paid to our Named Executive Officers in respect of perquisites provided prior to May 2011, consistent with our historic reporting practices. See “Compensation Discussion and Analysis—Principal Components of Compensation—Other Benefits and Perquisites; Limitations and Changes” above.

(2)	This column reports Company matching contributions to our Named Executive Officers under our 401(k) plan for Messrs. Currie, Kelly, O’Donnell, and Weinstein and under the Bermuda National Pension Scheme and International Savings Plan for Mr. Durhager.

(3)	This column reports the value of premiums paid on behalf of our Named Executive Officers with respect to life insurance coverage. The death benefit under the life insurance coverage is equal to four times the Named Executive Officers’ annual salary up to a maximum of $2.0 million.

(4)	Following the enactment of Section 457A of the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), in 2008 each Named Executive Officer’s employment agreement was amended to preserve the economics agreed to by each executive and the Company upon the original execution of the employment agreement. The amounts in this table represent a prepayment of severance benefits to which the Named Executive Officers are entitled pursuant to their amended employment agreements and do not represent extra-contractual or additional payments not otherwise due. The amount is calculated as the incremental change in the non-compete consideration to which an executive would become entitled upon a future termination of employment in respect of the executive’s change in salary as of December 31, 2012, from the salary as of December 31, 2011. Such amounts are subject to clawback in the event of a future termination for cause or a violation of the restrictive covenants contained in the executives’ employment agreements. For additional information on the amounts disclosed in this column and Section 457A of the Tax Code, please see the discussion below under “Potential Payments Upon a Termination or Change in Control—Severance Payments and Benefits.”

(5)	See the Other Benefits Table below for additional information.

OTHER BENEFITS TABLE

Name	Personal Travel(1) ($)	Housing Benefits(2) ($)	Other Benefits(3) ($)	Total Other Personal Benefits ($)
Neill A. Currie	425,940	263,693	13,479	703,112
Kevin J. O’Donnell	141,284	269,693	31,140	442,117
Peter C. Durhager	132,233	144,000	21,251	297,484
Jeffrey D. Kelly	157,300	239,693	33,314	430,307
Stephen H. Weinstein	175,737	195,693	29,045	400,475

(1)	Personal travel includes costs for commercial travel for the Named Executive Officer and such person’s immediate family members as well as use of the corporate aircraft, and in the case of Mr. Currie, includes, in respect of Mr. Currie’s commuting costs to his sole office location in Bermuda, $425,940. The amount shown in the column for Mr. Currie is net of an aggregate amount of $99,457 paid to the Company by Mr. Currie in accordance with the terms of his agreement relating to the use of the Company aircraft, which contemplates pre-funding of certain amounts by Mr. Currie for such use. For more information on travel benefits provided to the Company’s senior executive officers, please see “Compensation Discussion and Analysis—Principal Components of Compensation—Other Benefits and Perquisites; Limitations and Changes” above. Per Company policy, all expatriate employees based in Bermuda, including Messrs. Kelly, O’Donnell, and Weinstein, are provided four round trips on “home leave” per year for themselves and each member of their respective families, consistent with Bermuda market practice. Although Mr. Durhager, as a citizen of Bermuda, is not afforded the benefit of “home leave” trips, he is, however, provided use of the corporate aircraft from time to time consistent with the aircraft usage policy applicable to the other Named Executive Officers.

(2)	This column reports the amount of housing-related benefits we provided with respect to the Bermuda residence of each Named Executive Officer, principally consisting of housing lease costs.

(3)	Other benefits include financial, tax, and legal planning expenses, Company automobile expenses and club dues reimbursed by the Company, and Company matching on charitable donations.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information concerning grants of plan-based awards to the Named Executive Officers during the calendar year ended December 31, 2012.

Name	Grant Date(1)	Approval Date(1)	Plan	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)		Estimated Future Payouts Under Equity Incentive Plan Awards(3)		All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	Closing Price on Grant Date(5) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6) ($)
				Target ($)	Maximum ($)	Target (#)	Maximum (#)
Neill A. Currie	03/01/2012	2/21/2012	Performance Share Plan	—	—	11,045	27,613	—	71.69	759,041
	03/01/2012	2/21/2012	2001 Plan	—	—	—	—	33,136	71.69	2,375,520
			Annual Cash Bonus	1,742,070	2,613,105	—	—	—	—	—
Kevin J. O’Donnell	03/01/2012	2/21/2012	Performance Share Plan	—	—	6,277	15,692	—	71.69	431,359
	03/01/2012	2/21/2012	2001 Plan	—	—	—	—	18,831	71.69	1,349,994
	11/19/2012	11/13/2012	Performance Share Plan	—	—	6,377	15,943	—	80.18	537,342
	11/19/2012	11/13/2012	2001 Plan	—	—	—	—	19,132	80.18	1,534,004
			Annual Cash Bonus	1,000,000	1,500,000	—	—	—	—	—
Peter C. Durhager	03/01/2012	2/21/2012	Performance Share Plan	—	—	4,214	10,536	—	71.69	289,592
	03/01/2012	2/21/2012	2001 Plan	—	—	—	—	12,643	71.69	906,377
			Annual Cash Bonus	609,840	914,760	—	—	—	—	—
Jeffrey D. Kelly	03/01/2012	2/21/2012	Performance Share Plan	—	—	4,494	11,236	—	71.69	308,843
	03/01/2012	2/21/2012	2001 Plan	—	—	—	—	13,484	71.69	966,668
			Annual Cash Bonus	650,375	975,563	—	—	—	—	—
Stephen H. Weinstein	03/01/2012	2/21/2012	Performance Share Plan	—	—	3,523	8,809	—	71.69	242,095
	03/01/2012	2/21/2012	2001 Plan	—	—	—	—	10,570	71.69	757,763
			Annual Cash Bonus	509,850	764,775	—	—	—	—	—

(1)	On February 21, 2012, the Compensation Committee approved its equity compensation determinations for every Named Executive Officer, including restricted shares and performance shares. In accordance with the Company’s customary policy, equity awards were granted on the first business day in March.

(2)	These columns represent the potential performance-based annual incentive bonuses that could have been earned by the Named Executive Officers in respect of 2012 performance assuming target and maximum achievement of the applicable performance metrics. See the discussion above under “Compensation Discussion and Analysis—Principal Components of Compensation—Performance-Based Annual Incentive Bonus” for a detailed description of our performance-based annual incentive bonus program.

(3)	These columns represent the number of performance shares that vest at target and maximum achievement of the performance metrics applicable to such awards. There is no threshold number of shares that may vest. Dividends declared by the Company’s Board and paid to holders of the common shares are reserved and payable to holders of performance shares, if at all, at such time as the performance shares vest. See the discussion above under “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentive” for a detailed description of the performance share program.

(4)	Dividends declared by the Company’s Board and paid to holders of the common shares are payable to holders of service-based vesting restricted shares, including our Named Executive Officers.

(5)	With the exception of the grants made to Mr. O’Donnell on November 19, 2012, the number of restricted shares and target number of performance shares awarded was computed by dividing, as of the grant date, the approved grant value by the closing market price of the common shares on the date of grant. With respect to the grants made to Mr. O’Donnell on November 19, 2012, the number of restricted shares and target number of performance shares awarded were computed by dividing the approved grant value by $78.40, respectively, the closing market price of the common shares on November 12, 2012. See the discussion above under “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentive” for a detailed description of the Company’s equity grant practices.

(6)	This column represents the aggregate grant date fair value of stock awards granted to our Named Executive Officers in 2012, determined under FASB ASC Topic 718, Compensation—Stock Compensation. The value of the performance shares is determined by a Monte Carlo simulation model that calculates a fair value per vesting tranche, which is applied to the target number of performance shares per tranche on the grant date. For information on the valuation assumptions with respect to awards made, refer to RenaissanceRe’s Stock Incentive Compensation and Employee Benefit Plans at Note 17 in its financial statements for 2012, as included in its Annual Report on Form 10-K for 2012, as filed with the SEC. The amounts above reflect the grant date fair value for these awards, excluding the accounting effect of any estimate of future serviced-based forfeitures, and do not necessarily correspond to the actual value that might be recognized by the Named Executive Officers.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

2012 Performance Share Grants

In accordance with Item 402 of Regulation S-K, the value of the performance shares disclosed in the Stock Awards column of the Summary Compensation Table above is determined by a Monte Carlo simulation model that calculates a fair value per vesting tranche, which is applied to the target number of performance shares per tranche on the grant date. Such amounts reflect the value of the awards at the grant date based upon the probable outcome of the performance conditions and are consistent with our estimate of the aggregate compensation cost to be recognized over the vesting period determined in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. The following tables show the value of the Named Executive Officers’ 2012 performance share awards on the date of grant assuming both target and maximum achievement of the applicable performance goals. The tables also illustrate that target performance is based upon attainment of total shareholder return for the given measurement period at the 50th percentile among the Company’s peers as described herein.

2012 Annual Performance Share Grant

Name	Target Award ($)	Maximum Award ($)
Neill A. Currie	791,850	1,979,625
Kevin J. O’Donnell	450,000	1,125,000
Peter C. Durhager	302,148	755,370
Jeffrey D. Kelly	322,231	805,578
Stephen H. Weinstein	252,608	631,519

As described above under “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentive,” the performance shares granted in 2012 vest over a period of three years, in substantially equal vesting tranches, based upon the Company’s total shareholder return relative to the Company’s peer group in such years, as determined by the Compensation Committee.

2012 Promotion Performance Share Award for Mr. O’Donnell

Name	Target Award ($)	Maximum Award ($)
Kevin J. O’Donnell	500,000	1,250,000

As described above under “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentive,” the performance shares granted to Mr. O’Donnell in connection with his promotion vest over a period of four years, in substantially equal vesting tranches, based upon the Company’s total shareholder return relative to the Company’s peer group in such years, as determined by the Compensation Committee.

Employment Agreements

We have entered into employment agreements with each of our Named Executive Officers, which entitle the officers to salary, annual bonus opportunity, participation in our perquisites and benefits programs, and severance payments and benefits upon certain qualifying terminations of employment (as discussed in further detail below under the caption “Potential Payments Upon a Termination or a Change in Control”). Each executive’s employment agreement, other than our Chief Executive Officer’s, runs for year-to-year terms that extend automatically absent thirty days’ notice by either party of such party’s intent not to renew the term.

Chief Executive Officer Agreement. Mr. Currie’s employment agreement, which runs through February 2014, contains specific features that further the Company’s overall compensation philosophy and objectives, including performance-based vesting of certain of his equity incentives and retirement features that are intended to continue to motivate Mr. Currie during his period of continued service to the Company.

Mr. Currie’s employment agreement generally provides for a salary of not less than $1,000,000 and a target annual cash bonus equal to 165% of salary. The severance provisions applicable upon certain qualifying terminations of employment are substantially the same as the other Named Executive Officer’s agreements, except that the period during which Mr. Currie may exercise his outstanding stock options may be extended for up to five years following the date of termination, based upon the applicable circumstance of termination. (For more information on the payments and benefits provided by Mr. Currie’s employment agreement, see the section below captioned “Potential Payments Upon a Termination or Change in Control.”) In addition, Mr. Currie’s employment agreement provides for lapsing, at the time Mr. Currie became retirement eligible (i.e., the date on which the sum of Mr. Currie’s age and total years of service with the Company equaled 65), of service-based vesting conditions applicable to restricted shares then held by Mr. Currie for at least one year, provided that, other than to satisfy tax obligations relating to such vesting, Mr. Currie will generally remain restricted from selling or otherwise transferring any such vested shares until the date on which they would have vested based on his continued service. Any unvested stock options that Mr. Currie has held for at least one year upon his actual retirement will continue to vest in the ordinary course as if Mr. Currie remained employed through the applicable vesting period. Mr. Currie is currently retirement eligible.

In February 2013, Mr. Currie’s employment agreement was amended to conform the treatment of his performance shares (other than the performance shares he was granted in 2010), on certain terminations of employment or in connection with a change in control, with the employment agreements of the other Named Executive Officers and senior executive officers of the Company.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information concerning option exercises by, and the vesting of restricted shares and performance shares, and vesting and settlement of cash-settled restricted stock units, held by, our Named Executive Officers during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Neill A. Currie	—	—	42,838		3,071,227
Kevin J. O’Donnell	—	—	27,603		1,982,307
Peter C. Durhager	34,035	1,473,035	17,240		1,238,094
Jeffrey D. Kelly	—	—	16,058		1,156,152
	—	—	1,344	(1)	96,351
Stephen H. Weinstein	12,000	493,320	16,821		1,208,073
	—	—	2,240	(1)	160,586

(1)	Represents the number of common shares underlying cash-settled restricted stock units granted under the 2010 Restricted Stock Unit Plan, which vested in 2012 and settled in cash equal to the value of such common shares on the vesting date.

EQUITY COMPENSATION PLAN INFORMATION

The information set forth in the table below is as of December 31, 2012:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by shareholders(3)	2,574,639	$56.18	2,580,530
Equity compensation plans not approved by shareholders	—	—	—

Total	2,574,639	$56.18	2,580,530

(1)	As of December 31, 2012, there were options outstanding to purchase a total of 2,574,639 common shares, which represent 5.8% of the number of common shares outstanding.

(2)	123,459 outstanding performance shares are currently not eligible to become vested, as the applicable performance conditions were not met, but will remain outstanding under the terms of the Performance Share Plan until the end of the three-year vesting period, at which point they will be cancelled and will again become available for issuance under the Performance Share Plan.

(3)	Plans previously approved by the shareholders include the 2001 Plan, the 2004 Plan, the Director Stock Plan, and the Performance Share Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth the outstanding equity awards held by our Named Executive Officers as of December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(3)(4) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested(3)(4) ($)
Neill A. Currie	300,000	(5)	—	73.06	7/5/2015	17,033	(6)	1,384,102	129,366	10,512,281
	439,452		—	42.66	3/21/2016	27,688	(7)	2,249,927	—	—
	76,271		—	51.13	3/1/2017	35,878	(8)	2,915,446	—	—
	122,169		—	53.86	3/3/2018	33,136	(9)	2,692,631	—	—
Kevin J. O’Donnell	7,412		—	52.90	3/3/2014	14,925	(6)	1,212,806	49,439	4,017,413
	250,000	(5)	—	74.24	8/31/2014	11,144	(7)	905,561	—	—
	56,433		—	44.30	1/3/2016	14,442	(8)	1,173,557	—	—
	67,281		—	42.66	3/21/2016	18,831	(9)	1,530,207	—	—
	23,082		—	51.13	3/1/2017	19,132	(10)	1,554,666	—	—
	49,559		—	53.86	3/3/2018	4,432	(11)	360,144	—	—
Peter C. Durhager	9,878		—	53.96	3/12/2014	8,516	(6)	692,010	23,020	1,870,605
	42,500	(5)	—	74.24	8/31/2014	7,813	(7)	634,884	—	—
	5,654		—	49.10	3/21/2015	10,126	(8)	822,839	—	—
	30,466		—	42.66	3/21/2016	12,643	(9)	1,027,370	—	—
	29,877		—	51.13	3/1/2017	3,107	(11)	252,475	—	—
	31,165		—	53.86	3/3/2018	—		—	—	—
Jeffrey D. Kelly	—		—	—	—	7,813	(7)	634,884	23,720	1,927,487
	—		—	—	—	8,775	(12)	713,057	—	—
	—		—	—	—	2,688	(13)	218,427	—	—
	—		—	—	—	10,126	(8)	822,839	—	—
	—		—	—	—	13,484	(9)	1,095,710	—	—
	—		—	—	—	3,107	(11)	252,475	—	—
Stephen H. Weinstein	8,232		—	45.43	5/16/2013	10,220	(6)	830,477	17,654	1,434,563
	8,708		—	53.96	3/12/2014	5,537	(7)	449,937	—	—
	8,239		—	49.10	3/21/2015	4,480	(13)	364,045	—	—
	34,035		—	37.51	11/4/2015	7,175	(8)	583,041	—	—
	29,160		—	42.66	3/21/2016	10,570	(9)	858,918	—	—
	52,047		—	51.13	3/1/2017	2,202	(11)	178,935	—	—
	31,165		—	53.86	3/3/2018	—		—	—	—

(1)	All options were granted under the Company’s 2001 Plan apart from those described in footnote (5). Each option award has a 10-year term and vests in four equal installments (at a rate of 25% per year) from the date of grant. Vesting dates for each option award can be calculated accordingly.

(2)	These amounts were determined based on closing price of the common shares of $81.26 on December 31, 2012, the final business day of calendar year 2012.

(3)

These amounts represent (i) performance shares granted under the Performance Share Plan that are eligible to be earned if maximum performance is attained (See “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity Based Incentive”); if threshold performance conditions for a performance share cycle are not achieved, all performance shares pertaining to the performance share cycle will be forfeited and (ii) performance shares granted under the Performance Share Plan that are not eligible to become vested, as the applicable performance conditions were not met, but that remain outstanding under the terms of the Performance Share Plan until the end of the three-year vesting period, at which point they will be forfeited. For a detailed discussion on each of the Named Executive Officers’ Target and Maximum Awards under the 2010 Performance Share Plan, please see our discussion above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” In addition, please see the discussion above under “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentive” for a detailed description of the performance share program. The number and market value (based on closing price of the common shares of $81.26 on December 31, 2012, the final business day of calendar year 2012) of the unearned performance shares that are not eligible to be earned and will be forfeited at the end of three-year vesting period for each of the Named Executive Officers at December 31, 2013, including performances shares that were cancelled in respect of the 2012 performance period after the February 2013 Board Meeting, is as follows:

Name	Number of Unearned Shares Not Eligible to be Earned	Market Value of Number of Unearned Shares Not Eligible to be Earned
Neill A. Currie	60,081	$4,882,182
Kevin J. O’Donnell	17,688	$1,437,327
Peter C. Durhager	12,247	$995,191
Jeffrey D. Kelly	12,480	$1,014,125
Stephen H. Weinstein	9,125	$741,498

(4)	These amounts were determined based on closing price of the common shares of $81.26 on December 31, 2012, the final business day of calendar year 2012. The target number and market value (based on closing price of the common shares of $81.26 on December 31, 2012, the final business day of calendar year 2012) of the unearned performance shares that are eligible to be earned for each of the Named Executive Officers at December 31, 2012, is as follows:

Name	Target Number of Unearned Shares Eligible to be Earned	Market Value of Target Number of Unearned Shares Eligible to be Earned
Neill A. Currie	36,435	$2,960,708
Kevin J. O’Donnell	12,700	$1,032,002
Peter C. Durhager	4,309	$350,149
Jeffrey D. Kelly	4,496	$365,345
Stephen H. Weinstein	3,411	$277,178

(5)	All of these options were granted under our 2004 Plan, have a 10-year term, and cliff vested 100% on the fifth anniversary of the date of grant. Our Compensation Committee terminated the 2004 Plan in August 2007 because it determined that this plan was no longer consistent with our compensation philosophy and objectives; however, all outstanding grants at the time of termination remain outstanding.

(6)	These amounts represent restricted shares granted under the 2001 Plan, which vested on March 2, 2013.

(7)	These amounts represent restricted shares granted under the 2001 Plan, which vest in substantially equal installments on March 1, 2013 and 2014.

(8)	These amounts represent restricted shares granted under the 2001 Plan, which vest in substantially equal installments on March 1, 2013, 2014 and 2015.

(9)	These amounts represent restricted shares granted under the 2001 Plan, which vest in substantially equal installments on March 1, 2013, 2014, 2015 and 2016.

(10)	These amounts represent restricted shares granted under the 2001 Plan, which vest in substantially equal installments on November 19, 2013, 2014, 2015 and 2016.

(11)	These amounts represent performance shares granted under the Performance Share Plan that have been earned for completed performance periods and will be settled at the end of the three-year vesting period.

(12)	These amounts represent restricted shares granted under the 2001 Plan, which vest on August 3, 2013.

(13)	These amounts represent cash-settled restricted stock units granted under the 2010 Restricted Stock Unit Plan, which vest and settle in cash equal to the value of common shares underlying the restricted stock units in substantially equal installments on March 2, 2013, and 2014.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

Severance Payments and Benefits. In connection with the employment agreements as described above and as in effect on December 31, 2012, our Named Executive Officers would have been entitled to certain payments and benefits upon certain qualifying terminations of their employment relationships with us during 2012. A Named Executive Officer’s employment relationship may be terminated for any of the following reasons: (i) the executive’s death or disability, (ii) by us with or without cause (as defined in the applicable executive’s agreement), (iii) by the executive with or without good reason (as defined in the applicable executive’s agreement), and (iv) after expiration of the term of employment following notice of non-extension by us or by the executive. No benefits are payable upon a termination by us for cause.

Upon a Named Executive Officer’s termination of employment during the year ended December 31, 2012 (other than a termination by us for cause), and subject to the execution of a mutual general release of claims (if requested by us), the executive would have become entitled to a combination of the following benefits, as illustrated in the Severance Benefits Components Table below:

1.	an amount equal to a percent (the “Percent”) of salary, to be paid in installments over the 12-month period following the termination of employment (or, for Mr. Currie, in a lump-sum within 10 days of termination);

2.	an amount equal to the Percent of the greater of (x) the target bonus and (y) the actual bonus for the year of termination, to be paid in substantially equal installments during the 12-month period following the termination of employment (or, for Mr. Currie, in a lump-sum within 10 days of termination);

3.	subject to the executive’s compliance with non-competition and other post-termination obligations, a lump-sum payment equal to a percent (the “Lump Sum Percent”) of salary to be paid at the end of the 12-month period following the termination of employment (or, for Mr. Currie, the 18-month period following the termination of employment);

4.	subject to the executive’s compliance with non-competition and other post-termination obligations, a lump-sum payment equal to the Lump Sum Percent of the greater of (x) the target bonus and (y) the actual bonus for the year of termination, to be paid at the end of the 12-month period following the termination of employment (or, for Mr. Currie, the 18-month period following the termination of employment);

5.	a pro-rata amount of the target bonus based on the number of days elapsed from the commencement of the year of termination through and including the date of termination;

6.	continuation of benefits during the 12-month period following the termination of employment (or, for Mr. Currie, the 18-month period following the termination of employment); and

7.	vesting of certain equity awards granted under the Company’s stock incentive plans.

The Percent and Lump Sum Percent are 150% and 50%, respectively, for Mr. Currie; 93.75% and 31.25%, respectively, for Mr. O’Donnell; and 75% and 25%, respectively, for Messrs. Kelly, Durhager, and Weinstein. In the event that a qualifying termination (i.e., a termination by the Company without cause or a termination by the executive for good reason) occurs within 12 months following a change in control, the Percent and Lump Sum Percent are 150% and 50%, respectively, for each of the Named Executive Officers. In the event that such a qualifying termination occurs in connection with a change in control, the benefits payable to Mr. Currie pursuant to his employment agreement will be reduced if such reduction will result in a greater after-tax benefit to him due to the operation of the excess parachute payment excise tax provisions of the Tax Code.

Section 457A of the Tax Code was enacted in connection with the passage of the United States Emergency Economic Stabilization Act of 2008 and generally requires a taxpayer to include in gross income any deferred compensation attributable to services performed after 2008 and payable by, among others, certain non-U.S.

corporations (such as the Company), at the time the taxpayer’s rights to the compensation are no longer conditioned upon the future performance of substantial services. Limited grandfather relief applies with respect to deferred compensation attributable to services performed before 2009, with such amounts generally required to be taken into income no later than 2017. The portion of each Named Executive Officer’s (other than Mr. Kelly’s, who was hired after the enactment of Section 457A of the Tax Code) contractually provided severance benefits described above in clauses (1) (Percent of salary) and (3) (Lump Sum Percent of salary), which we view as consideration for the restrictive covenants contained in the employment agreements (referred to herein as “non-compete consideration”), is subject to Section 457A of the Tax Code as a result of our Bermuda headquarters location. In light of Section 457A of the Tax Code, the Compensation Committee determined to amend the executives’ employment agreements to preserve the economics agreed to by each executive and the Company upon the original execution of the employment agreements, while providing for compliance with Section 457A of the Tax Code. As amended, the agreements provide for yearly pre-payments, commencing in 2010, of any increases in the non-compete consideration to which an executive would become entitled upon a future termination of employment in respect of any salary increase after 2008. These pre-payments will be subject to the same clawback and forfeiture provisions as the non-compete consideration. Additionally, these amendments provide for a Company right to set off against other amounts owing to the executives should they engage in certain activities that are detrimental to the Company after the payment of any pre-payments. As a result of these pre-payments, the portion of the severance benefits representing non-compete consideration eligible for the grandfather relief under Section 457A of the Tax Code (the “vested non-compete consideration”) that will ultimately be paid upon a termination of employment will be frozen at the level of the executive’s salary as of December 31, 2008. If an executive’s employment (other than Mr. Kelly’s) has not otherwise terminated prior to December 31, 2017, the vested non-compete consideration (i.e., an amount equal to the executive’s base salary in effect on December 31, 2008) will instead be paid to the executive on such date, and such vested non-compete consideration shall no longer be payable upon any subsequent termination of employment (although yearly payments representing any future increases in salary will continue until the executive’s ultimate termination of employment). If an executive’s employment (other than Mr. Kelly’s) is terminated after December 31, 2017, he will not be entitled to either of the severance benefits described in clauses (1) and (3) above.

SEVERANCE BENEFITS COMPONENTS TABLE

	By Us Without Cause		By Executive for Good Reason		Death(1)	Disability	By Executive Without Good Reason(2)	Our Non- Extension of Agreement		Executive’s Non-Extension of Agreement(2)
(i) Percent of Salary	x		x			x	x	x		x
(ii) Percent of Bonus	x		x					x
(iii) Lump Sum Percent of Salary	x		x			x	x	x		x
(iv) Lump Sum Percent of Bonus	x		x					x
(v) Pro-rata Bonus	x		x		x	x		x
(vi) Continuation of Benefits	x		x					x
(vii) Vesting of Awards	x	(3)	x	(3)	x	x		x	(3)

(1)	In addition to the benefits above and as noted in connection with the Summary Compensation Table above, the Company pays premiums on behalf of our Named Executive Officers with respect to life insurance coverage under the Company’s health and benefits plan, with a death benefit that can equal four times the Named Executive Officer’s annual salary up to a maximum of $2.0 million.

(2)	With respect to Mr. Kelly only, such benefits will be provided only to the extent the Company elects to extend the non-competition covenant for up to 12 months beyond the termination date.

(3)	Accelerated vesting applies to all time-vested awards. See “Treatment of Equity Awards Upon a Termination of Employment or Change in Control” below for a discussion relating to the accelerated vesting of performance-based awards.

The estimated payments and benefits provided upon each type of termination or upon a change in control are summarized in the Potential Payments Upon a Termination or Change in Control Table below as if the termination or change in control, as applicable, had occurred on December 31, 2012, and using the closing price of our common shares of $81.26 on December 31, 2012. In addition, because the estimated payments are calculated by assuming a termination on December 31, 2012, the pro-rata bonus amounts in the Potential Payments Upon a Termination or Change in Control Table below reflect an accrual for a full calendar year. Actual amounts payable following a termination or change in control could differ from the amounts shown, perhaps significantly, and would depend on the particular facts and circumstances pertaining at the time.

Under the Named Executive Officers’ employment agreements as of December 31, 2012, during the term of employment and for the 12-month period following any termination of employment (or, for Mr. Currie, the 18-month period following the termination of employment), each executive is subject to non-competition and non-interference covenants; provided that for Mr. Kelly only, the non-competition covenant will extend beyond a termination without good reason or due to an employee non-renewal only to the extent that the Company elects to pay Mr. Kelly the Percent and Lump Sum Percent of salary (or prorated portion thereof for an extension for a period less than 12 months). Generally, the non-competition covenant prevents the executive from engaging in activities competitive with our business or the business of our affiliates, and the non-interference covenant prevents the executive from soliciting or hiring our employees or those of our affiliates or service providers and from inducing any of our customers, suppliers, licensees, or other business relations or those of our affiliates, to cease doing business with, or reduce the amount of business conducted with, us or our affiliates, or in any other manner interfering with our relationship with such parties. The Named Executive Officers’ employment agreements also contain standard confidentiality and assignment of inventions provisions as well as indemnification protection generally to the fullest extent permitted by Bermuda law, except in certain limited circumstances.

Treatment of Equity Awards Upon a Termination of Employment or Change in Control

Pursuant to the Named Executive Officers’ employment agreements as in effect on December 31, 2012, all time-vested equity awards would have vested in full upon the executive’s death, a termination due to the executive’s disability, a voluntary termination by the executive for good reason, an involuntary termination without cause, or a Company non-renewal, in each case on or prior to December 31, 2012. All options and awards outstanding also vest upon a change in control pursuant to the terms of such plans.

In addition, upon the date on which the sum of a Named Executive Officer’s age and years of service (each measured on a daily basis) equals 65 (subject to a minimum of five years of service), all time-vested restricted shares and restricted stock units then held by him for at least one year will vest in full, provided that no such shares may be sold (other than to satisfy tax withholding in connection with such accelerated vesting) until the end of the original vesting period, and all performance shares then held by him for at least one year (but not dividends accrued with respect to such shares), other than Mr. Currie’s 2010 special retention equity award, will no longer be subject to continued service-based vesting, and will remain outstanding through the applicable performance period without regard for any subsequent termination of employment and will vest based on the actual level of attainment of the applicable performance goals. Such waiver of the service vesting condition notwithstanding, all performance shares that remain subject to continued performance following an executive’s retirement-eligibility date will be forfeited upon a subsequent termination for “cause” or violation of the restrictive covenants set forth in his employment agreement. To the extent that an executive subsequently retires on or after his retirement-eligibility date, all stock options then held by him for at least one year will continue to vest as if the executive remained employed and will remain outstanding for up to two years (or in the case of Mr. Currie, five years) from the date of retirement or, if later, the date of vesting. To the extent that Mr. Currie remains a member of the Board following his retirement, such service on the Board will count as continued employment for vesting purposes in respect of all then unvested awards of restricted shares and restricted stock units then held by him (other than his retention equity grant described below), and such awards shall vest in full upon his subsequent death or disability, or if the Board requests that he resign from service.

The following table sets forth the treatment of our outstanding performance shares upon certain termination events and a change in control as of December 31, 2012. Other than as set forth in the table, performance shares that remain unvested as of any termination of employment will be forfeited.

	Death; Disability; By Us Without Cause; By Executive for Good Reason	Retirement	Change in Control
Shares as to which the Performance Period Has Ended	Full vesting and waiver of remaining service condition	Full vesting and waiver of remaining service condition	Full vesting and waiver of remaining service condition

Shares Remaining Subject to Performance Vesting	Immediate pro-rata vesting, assuming target-level achievement of the applicable performance goals	Pro-rata vesting at the end of the applicable performance period, based on actual results	Immediate full vesting assuming target performance or, if greater, based on pro-forma performance over the entire performance period extrapolated from the performance run rate through the end of the fiscal year preceding the change in control

In April 2013, the employment agreements of each of our Named Executive Officers were amended to provide that all performance shares held by the executive upon a termination (other than a termination by the Company for cause or the executive without good reason) will remain outstanding through the applicable performance period and will vest based on the actual level of achievement of the applicable performance goals at such time or times as would have been the case if the executive had remained employed through all applicable service vesting periods.

In addition, in connection with the amendments to their respective employment agreements, each of our Named Executive Officers, who have yet to reach the date on which their age and years of service equals 65 (subject to a minimum of five years of service), have agreed to waive the rights they have pursuant to their employment agreements to an acceleration of certain outstanding unvested equity, as described above, upon the attainment of such retirement eligibility date. These waivers are applicable to all currently outstanding and future equity grants.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

The information set forth in the table below is as of December 31, 2012, and therefore includes the accelerated vesting of certain awards that have vested following year-end and prior to the date of this proxy statement.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)		Executive Resignation Without Good Reason ($)	Death ($)	Disability ($)	Change in Control(1) ($)
Neill A. Currie	Salary(2)	1,622,400	1,622,400		1,622,400	—	1,622,400	—
	Bonus	6,585,025	6,585,025		—	1,742,070	1,742,070	—
	Accelerated Vesting of Awards(3)(4)(5)	13,006,476	—	(6)	—	13,006,476	13,006,476	23,655,627
	Life Insurance	—	—		—	2,000,000	—	—
	Continuation of Health Benefits	25,227	25,227		—	—	—	—

	Total:	21,239,128	8,232,652		1,622,400	16,748,546	16,370,946	23,655,627

Kevin J. O’Donnell	Salary(2)	625,000	1,000,000		625,000	—	625,000	—
	Bonus	2,737,500	3,780,000		—	1,000,000	1,000,000	—
	Accelerated Vesting of Awards(3)(5)	7,337,941	—	(6)	—	7,337,941	7,337,941	12,846,520
	Life Insurance	—	—		—	2,000,000	—	—
	Continuation of Health Benefits	21,825	21,825		—	—	—	—

	Total:	10,722,266	4,801,825		625,000	10,337,941	8,962,941	12,846,520

Peter C. Durhager	Salary(2)	324,500	649,000		324,500	—	324,500	—
	Bonus	1,457,518	2,305,195		—	609,840	609,840	—
	Accelerated Vesting of Awards(3)(5)	3,829,296	—	(6)	—	3,829,296	3,829,296	5,419,099
	Life Insurance	—	—		—	1,918,000	—	—
	Continuation of Health Benefits	21,825	21,825		—	—	—	—

	Total:	5,633,138	2,976,020		324,500	6,357,136	4,763,636	5,419,099

Jeffrey D. Kelly	Salary(2)	591,250	1,182,500		591,250	—	591,250	—
	Bonus	1,554,396	2,458,418		—	650,375	650,375	—
	Accelerated Vesting of Awards(3)(5)	4,143,772	—	(6)	—	4,143,772	4,143,772	5,290,676
	Life Insurance	—	—		—	2,000,000	—	—
	Continuation of Health Benefits	16,818	16,818		—	—	—	—

	Total:	6,306,236	3,657,736		591,250	6,794,147	5,385,397	5,290,676

Stephen H. Weinstein	Salary(2)	324,500	649,000		324,500	—	324,500	—
	Bonus	1,218,542	1,927,233		—	509,850	509,850	—
	Accelerated Vesting of Awards(3)(5)	3,561,301	—	(6)	—	3,561,301	3,561,301	4,422,982
	Life Insurance	—	—		—	1,854,000	—	—
	Continuation of Health Benefits	21,825	21,825		—	—	—	—

	Total:	5,126,167	2,598,058		324,500	5,925,151	4,395,651	4,422,982

(1)	Other than the vesting of certain equity awards under the terms of our equity incentive plans and employment agreements as quantified in the “Change in Control” column, none of our Named Executive Officers is entitled to any additional compensation solely as a result of the occurrence of a change in control.

(2)

Consistent with the termination provisions of the Named Executive Officers’ employment agreements, amounts shown under “Salary” are based on multiples (as set forth in each of the Named Executive Officers’ respective employment agreement) of the salaries for the

Named Executive Officers in effect as of December 31, 2008 (or for Mr. Kelly, December 31, 2012). Please see the narrative discussion above for detail on the payment and benefits to which the Named Executive Officer would be entitled upon a termination of employment.

(3)	Please see the narrative discussion above under “Treatment of Equity Awards Upon a Termination of Employment or Change in Control” for more detail. The amount shown for Accelerated Vesting of Awards represents the sum of—

•	restricted share awards that had not yet vested at December 31, 2012, valued at the closing market of $81.26 per share value on December 31, 2012;

•	Cash-settled restricted stock units that had not yet vested at December 31, 2012, valued at $81.26 per share; and

•

Equity awards granted pursuant to the Performance Share Plan valued at the closing market value of $81.26 per share on December 31, 2012, as set forth in the table in the “Treatment of Equity Awards Upon a Termination of Employment or Change in Control” section above.

(4)	In accordance with Mr. Currie’s employment agreement (as described above), service-based awards of restricted shares held for at least one year upon Mr. Currie’s first attaining retirement eligibility fully vested at that time; however, shares in excess of those used to pay taxes cannot be sold until the regular vesting date. Awards of restricted shares and restricted stock units granted to Mr. Currie after his first attaining retirement eligibility or not held by him for at least one year at that time will continue to vest on their normal schedule during any period of Board service by Mr. Currie following actual retirement; provided that if Mr. Currie retires from the Board at the request of the Board, dies, or leaves the Board due to disability, all such awards which are then unvested immediately vest, and if Mr. Currie otherwise resigns from the Board, all such awards which are then unvested are immediately forfeited.

(5)	For each of the Named Executive Officers, if the termination or change in control event were to have occurred on March 15, 2013, instead of December 31, 2012, after giving effect to the amendments to the Named Executive Officers’ employment agreements providing that performance shares held by the executive upon a termination (other than a termination by the Company for cause or the executive without good reason) will remain outstanding through the applicable performance period and will vest based on the actual level of achievement of the applicable performance goals at such time or times as would have been the case if the executive had remained employed through all applicable service vesting periods, the value of the accelerated vesting of awards would be as follows, based on the Named Executive Officers’ unvested equity balances, actual performance for 2012 and target performance for later years, and our per-share market value of $91.02 (the closing price of our common shares on March 15, 2013):

Name	Before Change in Control Termination w/o Cause or for Good Reason, Death, and Disability ($)	Change in Control ($)
Neill A. Currie	$12,644,225	$19,858,475
Kevin J. O’Donnell	$ 8,351,358	$13,634,691
Peter C. Durhager	$ 4,029,000	$ 4,927,167
Jeffrey D. Kelly	$ 6,156,411	$ 6,156,411
Stephen H. Weinstein	$ 3,429,361	$ 3,429,361

(6)	Please see the column titled “Change in Control” for the value attributable to accelerated vesting of equity awards upon a change in control under the terms of our equity incentive plans and employment agreements, which would be realized by the executives regardless of whether they suffered a termination of employment in connection with such change in control.

DIRECTOR COMPENSATION TABLE

The following table sets forth information concerning director compensation paid during 2012.

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Total ($)
David C. Bushnell	72,000	109,972	181,972
Thomas A. Cooper	80,000	109,972	189,972
James L. Gibbons	72,000	109,972	181,972
Jean D. Hamilton	85,000	109,972	194,972
Henry Klehm III	102,000	109,972	211,972
Ralph B. Levy	144,000	219,945	363,945
W. James MacGinnitie	75,000	109,972	184,972
Anthony M. Santomero	74,000	109,972	183,972
Nicholas L. Trivisonno	75,000	109,972	184,972
Edward J. Zore	72,000	109,972	181,972

(1)	Information for Mr. Currie, who served on the Board in 2012, is not included in this table because he did not receive additional compensation for services rendered as a member of our Board. Information regarding Mr. Currie’s compensation is set forth herein under the headings “Compensation Discussion and Analysis” and “Summary Compensation Table.”

(2)	Amounts shown reflect annual retainer and meeting fees earned or paid in respect of full Board meetings and stand-alone committee meetings attended, as described below.

(3)	This column represents the aggregate grant date fair value of awards granted to our directors in 2012, determined under FASB ASC Topic 718, Compensation—Stock Compensation. The value of the service-based vesting restricted shares is determined based on the closing price of our common shares on the grant date. For information on the valuation assumptions with respect to awards made, refer to RenaissanceRe’s Stock Incentive Compensation and Employee Benefit Plans at Note 17 in its financial statements for 2012, as included in its Annual Report on Form 10-K for 2012, as filed with the SEC. The amounts above reflect the grant date fair value for these awards, excluding the accounting effect of any estimate of future forfeitures, and do not necessarily correspond to the actual value that might be recognized by the directors. Each of Messrs. Bushnell, Cooper, Gibbons, Klehm, MacGinnitie, Santomero, Trivisonno, and Zore, and Ms. Hamilton, received 1,534 restricted shares, while Mr. Levy received 3,068 restricted shares, in each case vesting ratably over three years on each anniversary of the grant date. Messrs. Bushnell, Cooper, Gibbons, Klehm, and Santomero and Ms. Hamilton each have 3,298 unvested restricted shares as of December 31, 2012. Mr. Levy has 5,386 unvested restricted shares as of December 31, 2012. Mr. MacGinnitie has 4,509 unvested restricted shares as of December 31, 2012. Mr. Zore has 2,942 unvested restricted shares as of December 31, 2012. Mr. Trivisonno has 6,566 options outstanding and 3,298 unvested restricted shares as of December 31, 2012. Dividends declared by the Company’s Board and paid to holders of the common shares are payable to holders of service-based vesting restricted shares, including our directors.

Director Compensation

Cash Retainer and Meeting Fees. During 2012, each of the Independent Directors (with the exception of Mr. Levy) received a grant of restricted shares valued at $109,972. In addition, each such Independent Director, except Messrs. Cooper, Klehm, and Levy, and Ms. Hamilton each received a cash annual retainer for 2012 equal to $60,000 and a per-meeting cash fee of $3,000. While there is no separate committee fee for committee meetings held in conjunction with a meeting of the full Board, directors who attend a committee meeting held on a stand-alone basis receive a cash fee of $3,000 for attendance at such meeting. Due to his additional responsibilities Mr. Levy received an annual retainer of $120,000; per-meeting fee of $6,000 in his capacity as Non-Executive Chairman of the Board; and a restricted share grant of $219,945. Mr. Klehm received an annual retainer of $90,000 (one and one-half times the value of the annual retainer) due to his additional responsibilities as Audit Committee Chair. In addition, Ms. Hamilton received an annual retainer of $70,000 in relation to her additional responsibilities as Compensation Committee Chair. Messrs. Cooper and Santomero each received an annual retainer of $65,000 for their additional responsibilities as Investment and Risk Management Committee Chair for half of the fiscal year 2012. The Company does not pay directors’ fees in respect of informational calls.

In February 2013, the Compensation Committee approved, and the full Board ratified, an increase in the cash annual retainer to $85,000 for all directors except the Non-Executive Chairman, and an increase in the annual retainer for the Non-Executive Chairman to $170,000, two-times the standard cash annual retainer, based on the additional responsibilities and duties of this position. In connection with the increase in the annual cash retainers, the Compensation Committee also eliminated all meeting fees. This was the first change to the compensation paid to our Independent Directors since 2010; prior to this change, our last increase in general director compensation was in 2006. Additionally, the Compensation Committee approved, and the full Board ratified, an increase in the annual grant of restricted shares to $125,000 for each of the Independent Directors (with the exception of Mr. Levy who, as Non-Executive Chairman of the Board, will receive two-times the standard grant of restricted shares) and an increase in the annual committee chair cash retainer to $20,000 for the Chairs of each of the Compensation Committee and the Investment and Risk Management Committee. These changes were recommended to the Board by Mercer after review and consideration of peer company practices, evolving industry practices, and the time demands on the contributions from our directors.

Additionally, we reimburse all directors for expenses incurred in connection with service on the Board, including reimbursement of expenses incurred in connection with attending educational seminars. Further, the Non-Executive Chairman is reimbursed for expenses incurred in connection with attendance at certain industry events and functions. Generally, spousal travel on our corporate aircraft in connection with a business-related trip of a director is permitted, with spousal travel added to the director’s reported U.S. federal income, as applicable, based on the standard industry fare level valuation method. There is no incremental cost to the Company for providing this benefit.

Equity Awards. As with our Named Executive Officers, it is the philosophy of our Compensation Committee to weight directors’ compensation heavily in equity-based awards in order to align the interests of the directors with the long-term interests of our shareholders. In addition to annual grants, the Director Stock Plan also authorizes our Compensation Committee to make grants to Independent Directors to address special circumstances, such as when one or more Independent Directors are called upon to provide services to us in excess of the level of services required of our Independent Directors generally. No such discretion was exercised during 2012. Our Compensation Committee may also exercise discretionary authority to make awards to any Independent Director who is first elected to our Board.

Grants of restricted shares to Independent Directors generally vest over a three-year term. Currently issued but unvested restricted shares generally accelerate and vest on a director’s separation from service on the Board unless a director is requested to depart the Board for cause, in which case such unvested restricted shares are forfeited.

Since 2004, the practice of our Compensation Committee has been to refrain from granting stock options to Independent Directors. Existing awards of stock options would be required to be exercised within 30 days following the termination of any director’s service, or would expire and be forfeited.

Director Equity Ownership Policy. We maintain an equity ownership policy under which our Independent Directors are expected to maintain ownership levels of common shares having a value equal to five times the then-current annual retainer. Until and unless ownership requirements are satisfied, an Independent Director is not permitted to sell any of the equity granted to such individual. We believe that this policy further aligns the interests of our Independent Directors with those of our shareholders, and we expect to continue this policy in the future. Our Compensation Committee retains discretion to waive non-compliance with this policy in light of an individual director’s particular facts and circumstances from time to time.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Bye-laws provide that our Board designates the number of directors constituting the Board, and that there should be at least eight and no more than eleven members. Currently, that number has been fixed by the Board at eleven. The Board consists of three classes, with directors of one class elected each year, for terms extending to the annual general meeting of shareholders held in the third year following the year of their election.

Board of Directors Criteria

As described more fully above under “Corporate Governance—Director Qualifications and Director Nominee Considerations,” our Board regularly reviews the biographical backgrounds, particular skills and experience of its current members and potential nominees, as applicable, in connection with the ongoing evaluation of the composition of the Board. Our Corporate Governance Guidelines do not establish specific criteria for individual directors, and rather summarize the long-held belief of the Board that a myriad and diverse set of skills, experience and backgrounds amongst the various members of the Board are key components to a well-functioning Board and organization. The biographies above of each nominee and each continuing director contain information regarding the person’s service as a director on our Board, his or her business experience, director positions at other companies held currently or at any time during the last five years, and aspects of each person’s applicable respective qualifications and experience.

Thomas A. Cooper, who is currently a Class II Director, will retire in connection with the Annual Meeting and the Board, acting upon the recommendation of the Compensation Committee, has nominated Brian G. J. Gray to fill the vacancy created by Mr. Cooper’s resignation. If elected, Mr. Gray will serve the remainder of Mr. Cooper’s term, expiring in 2015. The nominees to serve as Class III Directors will, if elected, serve terms scheduled to expire in 2016. The names of the five persons who have been nominated to stand for election at the Annual Meeting and the remaining directors whose terms are continuing until the 2014 or 2015 annual general meetings are as follows:

NOMINEES

Class II Director (whose term (if elected) expires in 2015):

Name	Age
Brian G. J. Gray	50

Class III Directors (whose terms (if elected) expire in 2016):

Name	Age
Henry Klehm III	54
Ralph B. Levy	67
Nicholas L. Trivisonno	65
Edward J. Zore	67

CONTINUING DIRECTORS

Class I Directors (whose terms expire in 2014):

Name	Age
David C. Bushnell	58
James L. Gibbons	49
Jean D. Hamilton	66
Anthony M. Santomero	66

Class II Directors (whose terms expire in 2015):

Name	Age
Neill A. Currie	60
W. James MacGinnitie	74

Recommendation and Vote

The nominees for election to serve as a Class II or Class III director, respectively, at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors up to the maximum number of directors for such Class (one for Class II; four for Class III) to be chosen at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE THEIR SHARES FOR THE ELECTION OF MR. GRAY, MR. KLEHM, MR. LEVY, MR. TRIVISONNO AND MR. ZORE.

PROPOSAL 2: APPROVAL OF THE COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are submitting to our shareholders this advisory vote, commonly known as a “say on pay” proposal, relating to the compensation of our Named Executive Officers as disclosed above in this Proxy Statement, which gives shareholders another mechanism to convey their views about our compensation programs and policies. We are asking our shareholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. Although your vote on executive compensation is not binding on the Board or the Company, the Board values the views of the Company’s shareholders. The Board and the Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies, and practices described in this Proxy Statement. The following resolutions will be submitted for a shareholder vote at our 2013 Annual Meeting:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers listed in the 2012 Summary Compensation Table included in the Proxy Statement for the 2013 Annual Meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in the Proxy Statement under the section titled “Compensation Discussion and Analysis,” as well as the compensation tables and other narrative executive compensation disclosures thereafter.”

Recommendation and Vote

Approval of the Say on Pay Proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting and entitled to vote thereon.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE THEIR SHARES FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 3: APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM AND TO REFER TO THE DETERMINATION OF THE

AUDITORS’ REMUNERATION TO THE BOARD OF DIRECTORS

Upon recommendation of the Audit Committee, the Board proposes that the shareholders appoint the firm of Ernst & Young Ltd., an independent registered public accounting firm, to serve as our auditors for the 2013 fiscal year until the 2014 Annual Meeting. Ernst & Young Ltd. served as our independent auditors for the 2012 fiscal year. A representative of Ernst & Young Ltd. will attend the Annual Meeting and will be available to respond to questions and may make a statement if he or she so desires. Shareholders at the Annual Meeting will also be asked to vote to refer the determination of the auditors’ remuneration to the Board.

Fees billed to us by Ernst & Young Ltd. during the 2012 and 2011 fiscal years:

Audit Fees

Audit Fees billed to us by Ernst & Young Ltd. during our 2012 and 2011 fiscal years for (a) the audit of our annual financial statements, (b) review of our quarterly financial statements, (c) statutory audits and (d) assistance with and review of documents filed with the SEC (including comfort letters and consents) $3,482,295 and $3,183,811, respectively.

Audit-Related Fees

Audit-Related Fees billed to us by Ernst & Young Ltd. totaled $95,533 and $92,750, respectively, during our 2012 and 2011 fiscal years. Fees billed in both 2012 and 2011 were principally derived from audits of our employee benefits plans.

Tax Fees

Fees billed to us by Ernst & Young Ltd. during our 2012 and 2011 fiscal years for all tax-related services rendered to us totaled $nil for each year.

All Other Fees

Ernst & Young Ltd. did not perform any other services during our 2012 or 2011 fiscal years.

The Audit Committee must pre-approve all audit services and permitted non-audit services performed for RenaissanceRe by our auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. All engagements of Ernst & Young Ltd. to provide audit and audit-related services to RenaissanceRe during 2012 were pre-approved by the Audit Committee.

The Audit Committee may form and delegate authority to subcommittees, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

As noted above, the Audit Committee is responsible for managing our relationship with our independent auditors. The Audit Committee has the sole authority to hire and employ our auditors, subject to approval and ratification by the shareholders. The Audit Committee regularly reviews the auditors’ work plan, bills, and work product. Accordingly, it is our policy that all proposed engagements by our current audit firm must be approved in advance by the Audit Committee.

Recommendation and Vote

Approval of our Auditors Proposal requires the affirmative vote of a majority of the voting rights attached to the common shares present, in person or by proxy, at the Annual Meeting, and entitled to vote thereon.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LTD. AS INDEPENDENT AUDITORS FOR THE 2013 FISCAL YEAR, AND TO REFER THE DETERMINATION OF THE AUDITORS’ REMUNERATION TO THE BOARD OF DIRECTORS.

ADDITIONAL INFORMATION

Other Action at the Annual Meeting

Our Annual Report to Shareholders for the year ended December 31, 2012, including financial statements for the year ended December 31, 2012, and the auditors’ report thereon, has been made available to all shareholders. The financial statements and auditors’ report will be formally presented at the Annual Meeting, but no shareholder action is required thereon.

As of the date of this Proxy Statement, we have no knowledge of any business, other than that which we have described herein, that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that the persons named in the accompanying proxy will have authority to vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for 2014 Annual Meeting of Shareholders

Shareholder proposals must be received in writing by the Corporate Secretary of RenaissanceRe no later than December 6, 2013, and must comply with the requirements of the Commission and our Bye-laws in order to be considered for inclusion in our proxy statement and proxy card relating to the Annual Meeting to be held in 2014. Such proposals should be directed to the attention of the Corporate Secretary, RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton, HMGX, Bermuda. Shareholders who intend to nominate persons for election as directors at our general meetings must comply with the advance notice procedures and other provisions set forth in our Bye-laws in order for such nominations to be properly brought before that general meeting. These provisions require, among other things, that written notice from no fewer than twenty shareholders holding in the aggregate not less than 10% of the outstanding paid-up share capital of RenaissanceRe be received by the Corporate Secretary of RenaissanceRe not less than 60 days prior to the general meeting.

If a shareholder proposal is introduced at the 2014 Annual Meeting of shareholders without any discussion of the proposal in our proxy statement, and the shareholder does not notify us on or before February 19, 2014, as required by SEC Rule 14a-4(c)(1) of the intent to raise such proposal at the annual general meeting of shareholders, then proxies received by us for the 2014 Annual Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of any such proposal is to be sent to the above address.

Householding of Annual Meeting Materials

The SEC has enacted a rule that allows multiple investors residing at the same address the convenience of receiving a single copy of annual reports, proxy statements, prospectuses and other disclosure documents if they consent to do so. This is known as “Householding.” We will allow Householding only upon certain conditions. Some of those conditions are:

•	You agree to, or do not object to, the Householding of your materials; and

•	You have the same last name and exact address as another investor(s).

If these conditions are met, and SEC regulations allow, your household will receive a single copy of annual reports, proxy statements, prospectuses and other disclosure documents.

You may revoke a prior Householding consent at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free at (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. We will remove you from the Householding program within 30 days of receipt of your response, following which you will receive an individual copy of our disclosure document. Shareholders sharing an address and wishing to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting Broadridge at the address set forth above if they are record holders.

ANNEX A – RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The Company has included certain non-GAAP financial measures in this Proxy Statement within the meaning of Regulation G, including “operating return on average common equity,” “tangible book value,” “tangible book value per share” and “tangible book value per common share plus change in accumulated dividends.” The Company has consistently provided these financial measurements in previous investor communications and the Company’s management believes that these measurements are important to investors and other interested persons, and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for the comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP measures in assessing the Company’s overall financial performance.

The Company uses “operating income (loss) available (attributable) to RenaissanceRe common shareholders” as a measure to evaluate the underlying fundamentals of its operations and believes it to be a useful measure of its corporate performance. “Operating income (loss) available (attributable) to RenaissanceRe common shareholders” differs from “net income (loss) available (attributable) to RenaissanceRe common shareholders,” which the Company believes is the most directly comparable GAAP measure, by the exclusion of net realized and unrealized gains and losses on investments from continuing and discontinued operations, and net other-than-temporary impairments from continuing and discontinued operations. The Company’s management believes that “operating income (loss) available (attributable) to RenaissanceRe common shareholders” is useful to investors because it more accurately measures and predicts the Company’s results of operations by removing the variability arising from fluctuations in the Company’s fixed maturity investment portfolio and equity investments trading. The Company also uses “operating income (loss) available (attributable) to RenaissanceRe common shareholders” to calculate “operating income (loss) available (attributable) to RenaissanceRe common shareholders per common share - diluted” and “operating return on average common equity.

The following is a reconciliation of: 1) net income (loss) available (attributable) to RenaissanceRe common shareholders to operating income (loss) available (attributable) to RenaissanceRe common shareholders; 2) net income (loss) available (attributable) to RenaissanceRe common shareholders per common share - diluted to operating income (loss) available (attributable) to RenaissanceRe common shareholders per common share - diluted; and 3) return on average common equity to operating return on average common equity:

Twelve months ended	December 31, 2012	December 31, 2011
Net income (loss) available (attributable) to RenaissanceRe common shareholders	$566,014	$(92,235)
Adjustment for net realized and unrealized gains on investments of continuing operations	(163,991)	(70,668)
Adjustment for net other-than-temporary impairments of continuing operations	343	552
Adjustment for net realized and unrealized gains on fixed maturity investments and net other-than-temporary impairments of discontinued operations	—	(42)

Operating income (loss) available (attributable) to RenaissanceRe common shareholders	$402,366	$(162,393)

Net income (loss) available (attributable) to RenaissanceRe common shareholders per common share – diluted	$11.23	$(1.84)
Adjustment for net realized and unrealized gains on investments of continuing operations	(3.31)	(1.39)
Adjustment for net other-than-temporary impairments of continuing operations	0.01	0.01

Operating income (loss) available (attributable) to RenaissanceRe common shareholders per common share – diluted	$7.93	$(3.22)

Return on average common equity	17.7%	(3.0)%
Adjustment for net realized and unrealized gains on investments of continuing operations	(5.1)%	(2.3)%
Adjustment for net other-than-temporary impairments of continuing operations	— %	— %

Operating return on average common equity	12.6%	(5.3)%

A-1

The Company has also included in this Proxy Statement “tangible book value,” “tangible book value per common share” and “tangible book value per common share plus accumulated dividends.” “Tangible book value per common share” is defined as book value per common share excluding goodwill and intangible assets per share; “tangible book value per common share plus accumulated dividends” is defined as book value per common share excluding goodwill and intangible assets per share, plus accumulated dividends. “Tangible book value per common share” differs from book value per common share, which the Company believes is the most directly comparable GAAP measure, due to the exclusion of goodwill and intangible assets per share. The Company’s management believes “tangible book value per common share” and “tangible book value per common share plus accumulated dividends” are useful to investors because they provide a more accurate measure of the realizable value of shareholder returns, excluding the impact of goodwill and intangible assets. The following is a reconciliation of book value per common share to tangible book value per common share and tangible book value per common share plus accumulated dividends:

	December 31, 2012	December 31, 2011
Book value per common share	$68.14	$59.27
Adjustment for goodwill and other intangibles(1)	(0.86)	(0.82)

Tangible book value per common share	67.28	58.45
Adjustment for accumulated dividends	12.00	10.92

Tangible book value per common share plus accumulated dividends	$79.28	$69.37

Annual change in book value per common share	15.0%	(5.3)%
Annual change in tangible book value per common share plus change in accumulated dividends	17.0%	(1.8)%

(1)	At December 31, 2012 and 2011, goodwill and other intangibles included $30.4 million and $33.5 million, respectively, of goodwill and other intangibles included in investments in other ventures, under equity method.

A-2

RENAISSANCERE HOLDINGS LTD. 12 CROW LANE PEMBROKE HM19, BERMUDA

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Tuesday, May 14, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M56262-P37807                         KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

RENAISSANCERE HOLDINGS LTD.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominee for Class II:
	01)	Brian G. J. Gray
	Nominees for Class III:					.
	01)	Henry Klehm III
	02)	Ralph B. Levy
	03)	Nicholas L. Trivisonno
	04)	Edward J. Zore
The Board of Directors recommends you vote FOR proposals 2. and 3.							For	Against	Abstain
2.	The approval, by a non-binding advisory vote, of the compensation of the Named Executive Officers of RenaissanceRe Holdings Ltd.						☐	☐	☐
3.

To appoint the firm of Ernst & Young Ltd., an independent registered public accounting firm, to serve as our auditors for the 2013 fiscal year until our 2014 Annual General Meeting, and to refer the determination of the auditors’ remuneration to the Board of Directors.

							☐	☐	☐

NOTE: PLEASE VOTE, DATE AND SIGN THIS PROXY BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. Please be sure to sign and date this Proxy.

			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Please sign your name or names exactly as it appears on the share certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

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M56263-P37807

RENAISSANCERE HOLDINGS LTD.

This Proxy is solicited on behalf of

RenaissanceRe Holdings Ltd. in connection with its

Annual General Meeting of Shareholders to be held on May 15, 2013

The undersigned shareholder of RenaissanceRe Holdings Ltd. (the “Company”) hereby appoints Jeffrey D. Kelly, Mark A. Wilcox and Stephen H. Weinstein, and each of them, as proxies, each with the power to appoint his substitute, and authorizes them to represent and vote as designated in this Proxy, all of the Common Shares, $1.00 par value each per share (the “Common Shares”), of the Company held of record by the undersigned shareholder on March 15, 2013 at the Annual General Meeting of Shareholders of the Company to be held on May 15, 2013, and at any adjournment or postponement thereof (the “Annual Meeting”), with all powers which the undersigned would possess if personally present, with respect to the matters listed on this Proxy. In their discretion, the proxies, and each of them, are authorized to vote such Common Shares upon such other business as may properly come before the Annual Meeting.

THE SUBMISSION OF THIS PROXY, IF PROPERLY EXECUTED, REVOKES ALL PRIOR PROXIES.

IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE IN FAVOR OF EACH OF THE PROPOSALS SET FORTH ON THIS PROXY.

(Continued and to be marked, dated and signed on the other side)